UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant    ☑
Filed by a Party other than the Registrant    ☐
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

ACUITY BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑  No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

ACUITY BRANDS, INC.
1170 Peachtree Street, NE
Suite 2300
Atlanta, Georgia 30309
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held January 4, 2019

Time:	11:00 a.m. Eastern Time

Date:	January 4, 2019

Place:	Four Seasons Hotel 75 Fourteenth Street, NE Atlanta, Georgia 30309

Record Date:	Stockholders of record at the close of business on November 9, 2018 are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

Purpose:	(1)	Elect seven directors nominated by the Board of Directors for terms that expire at the annual meeting for fiscal year 2019;
	(2)	Ratify the appointment of EY as our independent registered public accounting firm for fiscal year 2019;
	(3)	Advisory vote to approve named executive officer compensation; and
	(4)	Consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Stockholders Register:
A list of the stockholders entitled to vote at the annual meeting may be examined during regular business hours at our executive offices, 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia, 30309 during the ten-day period preceding the meeting.

By order of the Board of Directors,
C. DAN SMITH
Senior Vice President, Treasurer and Secretary
November 19, 2018

YOUR VOTE IS IMPORTANT
IF YOU ARE A STOCKHOLDER OF RECORD, YOU CAN VOTE YOUR SHARES BY THE INTERNET (WWW.PROXYVOTE.COM), BY TELEPHONE (1-800-690-6903) OR BY MAIL (IF YOU REQUESTED AND RECEIVED A PAPER COPY OF THE PROXY CARD). IF YOU WISH TO VOTE BY THE INTERNET OR BY TELEPHONE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR PROXY CARD. IF YOU WISH TO VOTE BY MAIL, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS REGARDING HOW TO REQUEST A PROXY CARD.

WE ENCOURAGE YOU TO VOTE BY ONE OF THESE METHODS, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on January 4, 2019
The proxy statement and annual report are available at www.proxyvote.com

ACUITY BRANDS, INC.
1170 Peachtree Street, NE
Suite 2300
Atlanta, Georgia 30309
PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting Information

•	January 4, 2019, at 11:00 a.m. Eastern Time

•	Four Seasons Hotel, 75 Fourteenth Street, NE, Atlanta, Georgia 30309

•	The record date is November 9, 2018.
Items of Business

Proposals Requiring Your Vote		Board Vote Recommendation	Page Reference (for more information)
1.	Elect seven directors nominated by the Board of Directors for term that expires at the annual meeting for fiscal year 2019	FOR EACH	20
2.	Ratify the appointment of our independent registered public accounting firm for fiscal year 2019	FOR	25
3.	Advisory vote to approve named executive officer compensation	FOR	56
Item 1 - Election of Directors
The Board of Directors (the “Board”) of Acuity Brands, Inc. (“we,” “our,” “us,” the “Company,” or “Acuity Brands”) currently has eleven members. The Board is asking you to elect each of the seven nominees named below to serve for a one-year term that expires at the annual meeting for the 2019 fiscal year. In addition, the Company has three directors (“Continuing Directors”) whose term will also expire at the annual meeting for the 2019 fiscal year. Mr. Wesley, a current director, intends to retire from the Board and will not stand for re-election. The Company expects to have 10 directors following the annual meeting for the 2018 fiscal year.
Prior to amendment of our certificate of incorporation in early calendar year 2017, the Board was divided into three classes, with each class of directors elected for a three-year term of office and the terms staggered so the term of only one class of directors expired at each annual meeting. At our annual meeting for fiscal year 2016, our stockholders approved an amendment to our certificate of incorporation to phase out the classification of the Board. We amended our certificate of incorporation accordingly, and all directors elected at and after our annual meeting for fiscal year 2017 are elected for a one-year term. Directors elected prior to the annual meeting for fiscal year 2017 continue to serve for the respective three-year terms for which they were elected.
Our Corporate Governance Guidelines provide that persons will not be nominated for election after their 75th birthday unless the Board determines that due to unique or extenuating circumstances it is in the best interest of the Company and its stockholders to waive such limitation. The Board waived this requirement for Mr. Browning, age 77, who has been nominated for election at this annual meeting to serve a one-year term, to allow for an orderly transition of our Board as part of our ongoing Board review and refreshment process.
The following table provides summary information about the seven director nominees to be elected by majority vote at the annual meeting. For more information about the director nominees, see page 21.

Director Nominees

Name	Age	Occupation	Experience/ Qualifications	Status as Independent	Board Committees	End of Term
Peter C. Browning	77	Managing Director, Peter Browning Partners Board Advisory Services	Leadership, Operational, Governance	Independent	Compensation, Governance (Chair), Executive	FY 2019
G. Douglas Dillard, Jr.	47	Founder and Managing Partner, Slewgrass Capital, LLC	Leadership, Financial	Independent	Compensation, Governance	FY 2019
James H. Hance, Jr.	74	Operating Executive, The Carlyle Group LP; Retired Vice Chairman and Chief Financial Officer, Bank of America	Leadership, Operational, Financial	Independent	Audit, Governance	FY2019
Vernon J. Nagel	61	Chairman, President and Chief Executive Officer, Acuity Brands, Inc.	Leadership, Operational, Strategic, Financial	—	Executive (Chair)	FY 2019
Julia B. North	71	Former President and Chief Executive Officer, VSI Enterprises, Inc.; Former President of Consumer Services, BellSouth Corporation	Leadership, Operational, Labor	Independent	Compensation, Governance	FY2019
Ray M. Robinson	70	Retired President, Southern Region AT&T	Leadership, Operational	Independent	Compensation (Chair), Governance, Executive	FY 2019
Mary A. Winston	57	President, WinsCo Enterprises Inc.	Leadership, Financial, Governance	Independent	Compensation, Governance	FY2019
Continuing Directors
The following table provides summary information about the three continuing directors whose terms expire at the annual meeting for fiscal year 2019. For more information about the continuing directors, see page 24.

Name	Age	Occupation	Experience/ Qualifications	Status as Independent	Board Committees	End of Term
W. Patrick Battle	55	Managing Partner, Stillwater Family Holdings	Leadership, Operational, Marketing	Independent	Compensation, Governance	FY 2019
Robert F. McCullough	76	Former Chief Financial Officer, AMVESCAP PLC (now known as Invesco Ltd.)	Leadership, Financial, Accounting	Independent	Audit, Governance	FY 2019
Dominic J. Pileggi	67	Former Chairman and Chief Executive Officer, Thomas & Betts Corporation	Leadership, Industry, Operational, International	Independent	Audit (Chair), Governance, Executive	FY 2019

Item 2 - Ratify the Appointment of the Independent Registered Public Accounting Firm
The Board is asking you to ratify the selection of EY as our independent registered public accounting firm for the fiscal year ending August 31, 2019. Set forth below is summary information with respect to the fees for services provided to us during the fiscal years ended August 31, 2018 and August 31, 2017. For more information see page 25.

Fees Billed:	2018	2017

Audit Fees	$2,540,000	$2,510,000
Tax Fees	110,000	120,000
All Other Fees	60,000	—
Total	$2,710,000	$2,630,000
Item 3 - Advisory Vote to Approve Named Executive Officer Compensation
The Board is asking you to approve, on an advisory basis, the compensation of our named executive officers. The Board believes that our compensation policies and practices are effective in achieving our goals of paying for financial and operating performance and aligning the interests of our named executive officers with the interests of our stockholders. For more information see page 56.
Executive Compensation Overview
Our named executive officers are compensated in a manner consistent with our strategy, competitive practice, sound compensation governance principles and alignment with stockholder interests. The core of our executive compensation philosophy continues to be to “pay for performance” for upper-quartile performance.
Our compensation philosophy is consistent with and supportive of our long-term goals. We aspire to be the premier lighting and building management solutions company capable of consistently delivering long-term upper-quartile financial performance. We define upper-quartile performance using specific metrics, including:

•	Annual growth in earnings per share of 15% or greater;

•	Operating profit margin in the mid-teens or higher;

•	Return on stockholders’ equity of 20% or better; and

•	Generation of cash flow from operations less capital expenditures in excess of net income.

Element of Compensation	Objective
Base Salary	•	Provide a competitive level of secure cash compensation; and
	•	Reward individual performance, level of experience and responsibility.
Performance-Based Annual Cash Incentive Award	•	Provide variable cash compensation opportunity based on achievement of annual performance goals for year-over-year improvement in financial performance; and
	•	Reward individual performance and overall Company performance.
Performance-Based Annual Equity Incentive Award	•	Provide variable equity compensation opportunity based on achievement of annual performance goals;
	•	Reward individual performance and overall Company performance;
	•	Encourage and reward long-term appreciation of stockholder value;
	•	Encourage long-term retention through three-year and four-year vesting periods for awards; and
	•	Align interests of executives with those of stockholders.
Post-Termination Compensation	•	Encourage long-term retention through pension benefits; and
•
Provide a measure of security against possible employment loss, through a change in control or severance agreement, in order to encourage the executive to act in the best interests of the Company and stockholders.

2018 Key Compensation Decisions
During fiscal 2018, we continued to successfully execute our strategy to extend our leadership position in the North American lighting and building management solutions market by providing our customers with differentiated value from our industry-leading portfolio of innovative products and solutions along with superior service. We believe our channel and product diversification, as well as our strategies to better serve customers with new, more innovative lighting and building management solutions and the strength of our many sales forces, have allowed us to outperform the growth rate of the overall lighting market we serve. In fiscal 2018, we achieved the following:

•	Record net sales of $3.68 billion, an increase of 5% compared with fiscal 2017;

•
We believe we meaningfully outperformed the growth rate of the North American lighting and building management solutions market, our primary addressable market, which was estimated to be flat to up low-single digits during our fiscal 2018;

•	Record net income of $349.6 million, an increase of 9% compared with fiscal 2017;

•	Record diluted earnings per share of $8.52, an increase of 15% compared with fiscal 2017;

•	Record net cash provided by operating activities of $353.2 million, an increase of $16.6 million compared with fiscal 2017;

•	Successfully completed and integrated two strategic acquisitions;

•
We ended fiscal 2018 with a cash balance of $129.1 million, while funding $163.2 million for acquisitions, investing $43.6 million in capital expenditures, repurchasing $298.4 million of the Company’s common stock, and paying $21.4 million of dividends to stockholders; and

•	Return on stockholders’ equity of 21%.
Fiscal 2018 was a difficult operating environment characterized by continued overall weak end market demand, increased price competition, and significant input cost inflation. Fiscal 2018 operating profit declined $64.2 million to $454.6 million, or 12.4% of net sales, compared with prior year’s operating profit of $518.8 million, or 14.8% of net sales. The increase in diluted earnings per share was due primarily to the benefits of lower tax expense and stock repurchases, which more than offset the negative impact of the decline in operating profit.
At August 31, 2018, the 1 and 3-year total returns on the Company’s common stock were below that of the respective benchmark indexes, while the Company’s 5-year annualized return was in line with the respective benchmark indexes as noted in the following table:

	Annualized Total Returns
	1-Year	3-Years	5-Years
Acuity Brands, Inc.	(13%)	(8%)	13%
Dow Jones U.S. Electrical Components & Equipment Index	17%	19%	13%
Dow Jones U.S. Building Materials & Fixtures Index	6%	11%	15%
Standard & Poor’s Midcap 400 Index	20%	15%	13%
Although the Company reported record fiscal 2018 net sales, net income, and diluted earnings per share, the Company’s common stock declined year-over-year as financial results were potentially below the expectations of investors; both operating profit (in dollars) and margin were lower than the prior year. The minimum threshold performance objectives set for our annual variable incentive compensation programs were not achieved; our programs require a challenging level of annual improvement in key financial metrics as part of our pay for performance philosophy. Based on the comprehensive performance assessment, combined with a review of our financial results, the economic environment, and the competitive landscape, the Compensation Committee made the following key compensation decisions for fiscal 2018 for our named executive officers:

•
Base Salaries. There were no changes to the base salary and individual target percentages for Vernon J. Nagel, Chairman, President and Chief Executive Officer. Richard K. Reece, Executive Vice President and Chief Executive Officer, received a base salary increase to $475,000 from $455,000. Mr. Reece’s individual incentive target percentage under the Annual Cash Incentive Plan was increased to 125% from 120%, and his individual incentive target percentage under the Equity Incentive Plan was increased to 175% from 170%. Mr. Reece’s increases in salary and individual incentive target percentages were based on a review of market data and his performance for fiscal 2017. Laurent J. Vernerey, Executive Vice President and President of Acuity Technology Group, joined the Company during fiscal 2018.

•	Incentive Compensation. No annual cash incentive payments under the Annual Cash Incentive Plan were awarded to the named executive officers and no payouts of equity incentive awards were made.

•
Other Compensation. Although the minimum threshold performance objectives set for our annual variable incentive compensation programs were not achieved, the Compensation Committee granted discretionary cash bonus awards to Messrs. Reece and Vernerey and discretionary equity awards to Messrs. Nagel, Reece and Vernerey. The Compensation Committee and Board believed the discretionary bonus and equity awards appropriately recognized the strong leadership, performance, and contributions of Acuity Brands’ executive management team, which were crucial in a year in which the Company faced a difficult market environment. The Compensation Committee and Board considered the motivation and retention of the executive management team to be of paramount importance to the Company and its stockholders as Acuity Brands moves forward in the execution of its long-term strategic plan. In addition, the Board expressed full confidence in and support of Mr. Nagel’s continued prominent role in leading Acuity Brands in the years ahead. Mr. Nagel received no cash bonus and a discretionary equity award of $2,500,000. Messrs. Reece and Vernerey each received a discretionary cash bonus of $750,000 and a discretionary equity award of $1,050,000. In lieu of awarding Mr. Nagel a discretionary annual bonus, the Compensation Committee and Board felt that it was more important to award Mr. Nagel with a $2,500,000 long-term equity grant for his 2018 performance, which better aligns with the prominence of his role as CEO and the leader of the Company’s long-term business strategy.

•
Severance Agreements. The severance agreement for Mr. Reece was amended to adjust the multiplier used in the severance payout formula for calculating the payment of a cash amount equal to Mr. Reece’s gross salary multiplied by a specified percentage to match his individual incentive target approved by the Compensation Committee under the Annual Cash Incentive Plan.

For more information about compensation decisions, see the Compensation Discussion and Analysis beginning on page 28.
2018 Compensation Summary
The following table summarizes the compensation of our chief executive officer, chief financial officer, and our other executive officers, to whom we refer collectively as the named executive officers, for fiscal 2018.

Name	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)	Total ($)
Vernon J. Nagel	600,000	—	1,333,381	666,654	—	(208,257)	64,577	2,456,355
Richard K. Reece	468,333	750,000	666,691	333,327	—	(51,796)	14,894	2,181,449
Laurent J. Vernerey	356,250	750,000	2,000,074	—	—	337,638	6,983	3,450,945
Mark A. Black (3)	229,583	NA	NA	NA	NA	(482,373)	545,681	292,891
_______________

(1)
Represents the grant date fair value of the restricted stock and option awards that were granted to Messrs. Nagel and Reece on October 25, 2017 under our equity incentive plan for fiscal 2017 performance. The stock award for Mr. Vernerey represents an initial grant of restricted stock upon his employment with the Company on November 1, 2017.

(2)
Represents the change in the actuarial present value of benefits under the SERP, a defined benefit pension plan. The decrease in benefits for Messrs. Nagel, Reece and Black was due to an increase in the discount rate used to calculate the pension value.

(3)
Mr. Black, who was an Executive Vice President of the Company and President of Acuity Brands Lighting, Inc., took a reduced role with the Company, effective December 31, 2017, and fully retired from the company on April 30, 2018.  Mr. Black ceased being an executive officer of the Company on January 1, 2018. Due to his retirement, he was not eligible to participate in any of the incentive compensation plans for fiscal 2018. All Other Compensation shown for Mr. Black primarily consists of a $543,715 cash payment made in lieu of the value of a restricted stock award scheduled to vest on June 1, 2018 as his retirement date was mutually agreed to be accelerated to April 30, 2018 from June 30, 2018.

For more information about the compensation paid, see Executive Compensation on page 43.

Governance Highlights and Enhancements
Our corporate governance framework includes the following elements:

•	10 out of 11 directors are independent;

•	majority voting for directors in uncontested elections;

•	strong lead director;

•	board oversight of risk management;

•	annual, robust board and committee self-evaluation process, including peer assessments for all directors;

•	executive and director stock ownership guidelines;

•	prohibitions on hedging and pledging of our common stock;

•	robust clawback policy for incentive compensation paid to current and former executive officers and their direct reports; and

•	no stockholder rights plan or “poison pill”.
In addition, since the 2015 annual meeting, our Board of Directors has approved a number of changes to our corporate governance practices, including amendment to our Certificate of Incorporation to phase out the classified structure of our Board of Directors, which was approved by stockholders at the annual meeting for fiscal year 2016, amendment to our By-Laws to include proxy access rights, and amendment to our Corporate Governance Guidelines to reduce the number of public boards that our directors may sit on from 6 to 5. We also have focused on the orderly transition of our Board as part of our ongoing board review and refreshment process. Four of our 11 directors were first elected to the Board in the past four years. For more information see page 13.

PROXY STATEMENT
The Board is furnishing this information in connection with the solicitation of proxies for the annual meeting of stockholders for fiscal year 2018 (the “2018 Annual Meeting”) to be held on January 4, 2019. We anticipate that a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2018 Annual Report to Stockholders and how to vote over the Internet or how to request and return a proxy card by mail will first be mailed to our stockholders on or about November 19, 2018. For stockholders who previously made a request to receive a paper copy of the proxy materials, we anticipate that a paper copy of the Proxy Statement, 2018 Annual Report to Stockholders and proxy card will first be mailed on or about November 19, 2018. For stockholders who previously made a request to receive email delivery of the proxy materials, we anticipate that an email with instructions on how to access our Proxy Statement and 2018 Annual Report to Stockholders and how to vote over the Internet will first be sent on or about November 19, 2018.
All properly executed written proxies, and all properly completed proxies submitted by telephone or the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.
Only owners of record of shares of common stock of the Company at the close of business on November 9, 2018, the record date, are entitled to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 40,089,097 shares of common stock issued and outstanding on the record date.
QUESTIONS RELATING TO THIS PROXY STATEMENT
What is a proxy?
It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for the 2018 Annual Meeting. These officers are Vernon J. Nagel and Richard K. Reece.
What is a proxy statement?
It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to vote over the Internet, by telephone, or (if you received a proxy card by mail) by signing and returning a proxy card designating Vernon J. Nagel and Richard K. Reece as proxies to vote on your behalf.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the proxy statement and 2018 Annual Report to Stockholders over the Internet at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.
What is the difference between a stockholder of record and a stockholder who holds stock in street name?
If your shares are registered in your name with our transfer agent, Computershare, you are a stockholder of record. If your shares are held in the name of your broker, bank, trustee or other nominee, your shares are held in street name. If you hold your shares in street name, you will have the opportunity to instruct your broker, bank, trustee or other nominee as to how to vote your shares. Street name stockholders may only vote in person if they have a legal proxy as discussed in detail below.
What is the record date and what does it mean?
November 9, 2018 is the record date for the 2018 Annual Meeting. The record date is established by the Board as required by the Delaware General Corporation Law (“Delaware Law”). Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.
How do I vote as a stockholder of record?
As a stockholder of record, you may vote by one of the four methods described below:
By the Internet.    You may give your voting instructions by the Internet as described in the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive. This method is also available to stockholders who hold shares in the Direct Stock Purchase Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan we sponsor. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive for specific instructions.
By Telephone.    You may give your voting instructions by calling 1-800-690-6903. This method is also available to stockholders who hold shares in the Direct Stock Purchase Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan we sponsor. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your proxy card (if you received a proxy card) for specific instructions.
By Mail.    You may sign and date your proxy card (if you received a proxy card) and mail it in the prepaid and addressed envelope enclosed therewith.
In Person.    You may vote in person at the annual meeting.
How do I vote as a street name stockholder?
If your shares are held through a broker, bank, trustee or other nominee, you will receive a request for voting instructions with respect to your shares of our common stock from the broker, bank, trustee or other nominee. You should respond to the request for voting instructions in the manner specified by the broker, bank, trustee or other nominee. If you have questions about voting your shares, you should contact your broker, bank, trustee or other nominee.
If you hold your shares through a broker, bank, trustee or other nominee and you wish to vote in person at the meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your broker, bank, trustee or other nominee. Please note that if you request a legal proxy, any proxy with respect to your shares of our common stock previously executed by your broker, bank, trustee, or other nominee will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	voting again by the Internet or by telephone prior to 11:59 p.m. Eastern Time, on January 3, 2019;

•	giving written notice to our Corporate Secretary that you wish to revoke your proxy and change your vote; or

•	voting in person at the annual meeting.
What is a quorum?
The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, is necessary to constitute a quorum. The election inspector appointed for the meeting will tabulate votes cast by proxy and in person at the meeting and determine the presence of a quorum.
Will my shares be voted if I do not vote by the Internet, vote by telephone, sign and return a proxy card, or attend the annual meeting and vote in person?
If you are a stockholder of record and you do not vote by the Internet, vote by telephone, sign and return a proxy card or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in “street name” through a bank or broker and you do not provide voting instructions before the annual meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under certain rules to vote shares for which their customers do not provide voting instructions on “routine” matters.
The ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter under these rules. Therefore, brokerage firms are allowed to vote their customers’ shares on these matters if the customers do not provide voting instructions. If your brokerage firm votes your shares on these matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against each routine matter.
When a matter is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that matter, the brokerage firm cannot vote the shares on that matter. This is called a “broker non-vote.” Only the ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter. The other matters are not considered routine matters.
We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.
What vote is required for each proposal and how are abstentions and broker non-votes counted?
The shares of a stockholder whose proxy on any or all proposals is marked as “abstain” will be included in the number of shares present at the annual meeting for the purpose of establishing the presence of a quorum. As described above, broker non-votes will be counted for purposes of establishing a quorum.
The following table summarizes the voting requirement for each of the proposals under our By-Laws and the effect of abstentions and broker non-votes on each proposal:

Proposal Number	Item	Votes Required for Approval	Abstentions	Broker Non-Votes	Board Voting Recommendation
1	Election of seven directors	Affirmative vote of majority of votes cast (1)	Not counted	Not voted	FOR EACH
2	Ratification of the appointment of independent registered public accountants	Majority of votes cast affirmatively or negatively	Not counted	Discretionary vote	FOR
3	Advisory vote on executive officer compensation	Majority of votes cast affirmatively or negatively	Not counted	Not voted	FOR
(1) According to our By-Laws, the “affirmative vote of the majority of votes cast” means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director.

Proxies that are properly executed and delivered, and not revoked, will be voted as specified on the proxy card. If you properly execute and deliver a proxy card or vote your shares via the internet but do not provide voting instructions, your shares will be voted as listed in the “Board Voting Recommendation” column in the table above.
How are proxies solicited and what is the cost?
We will bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. Our directors, officers and employees may solicit proxies by mail, telephone, and personal contact. They will not receive any additional compensation for these activities.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on January 4, 2019
The proxy statement and annual report are available at
www.proxyvote.com

QUESTIONS AND ANSWERS ABOUT COMMUNICATIONS,
GOVERNANCE, AND COMPANY DOCUMENTS
The Board takes seriously its responsibility to represent the interests of stockholders and is committed to good corporate governance. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company.
How do I contact the Board of Directors?
Pursuant to a policy adopted by the Board, stockholders and other interested parties may communicate directly with the Board as a group or our non-management directors as a group by writing to the Chairman of the Governance Committee and with members of the Audit Committee as a group by writing to the Chairman of the Audit Committee, each in the care of the Corporate Secretary at our principal executive offices. Our principal executive offices are located at 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309. All communications will be forwarded promptly by the Corporate Secretary to the appropriate Board member.
Where can I see the Company’s corporate documents and SEC filings?
The following governance documents are available on our website at www.acuitybrands.com under “Corporate Governance.”

•	Certificate of Incorporation

•	By-Laws

•	Corporate Governance Guidelines

•	Statement of Responsibilities of Committees of the Board (Charters of the Committees)

•	Statement of Rules and Procedures of Committees of the Board

•	Policy Regarding Interested Party Communications with Directors

•	Policy on Stockholder Recommendations for Board of Director Candidates

•	Foreign Corrupt Practices Act Compliance Policy

•	Code of Ethics and Business Conduct

•	Whistleblower and Non-Retaliation Policy
Copies of any of these documents will be furnished to any interested party if requested in writing to Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309. Our SEC filings, including Section 16 filings, are available on our website under “SEC Filings.” Our proxy materials and annual report are available on our website under “Annual Report/Proxy.” Information on or connected to our website is not, and should not be, considered a part of this Proxy Statement.
How has the Company Enhanced its Corporate Governance Practices?
Our Board of Directors has approved a number of changes to our corporate governance practices over the past several of years, including:
By-Law Amendment to Provide Proxy Access. We amended our By-Laws to include proxy access rights, which enable a stockholder or a group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of 20% of the number of directors then in office or two directors, subject to the requirements specified in our By-Laws. The amendment to our By-Laws to include proxy access was the result of the Board’s ongoing review of our corporate governance structure and current trends in corporate governance. The Board believes the proxy access bylaw provisions adopted by the company conform generally with prevailing terms of proxy access bylaw provisions adopted by other public companies and reflect consideration of various factors identified by proxy advisory firms and corporate governance experts as critical to providing meaningful proxy access rights for stockholders.
Amendment of our Certificate of Incorporation to Declassify of our Board of Directors. At the annual meeting for fiscal 2016, the stockholders approved the amendment to our Certificate of Incorporation to phase out the classified structure of our Board of Directors. Therefore, all directors elected by the stockholders after our annual meeting for fiscal year 2017 will be elected for one-year terms. Directors elected prior to this Annual Meeting will continue to serve until their current three-year terms expire.
Amendments to our Corporate Governance Guidelines. We approved amendments to our Corporate Governance Guidelines to increase the retirement age of directors from 72 to 75, to provide that persons will not be nominated for election after their 75th birthday unless the Board determines that due to unique or extenuating circumstances it is in the best interest of the Company and its stockholders to waive such limitation, and to reduce the number of public boards that our directors may sit on from 6 to 5.

Commitment to Social Responsibility and Sustainability. We recognize that environmental, social, and governance (“ESG”) factors are important to the long-term success of the Company and our stockholders, and we are committed to operating our business with high standards of ESG management. As a provider of innovative lighting, controls, and building management solutions, we engage closely with our customers about energy efficiency and help them reduce their energy costs and lighten their impact on the Earth's environment. We also have a long history of managing the health and safety of our operations, complying with environmental regulations and requirements, operating with a high level of integrity, and supporting the lives of our employees and our local communities. During the last fiscal year, we have continued to engage with our stockholders and other stakeholders on our ESG efforts and enhanced our approach to ESG performance. Our formalized approach includes the preparation of our first annual ESG Report, which will be issued this fiscal year, and the development of the following Company-wide ESG principles:

•	Environmental principles, which strive to reduce the environmental impact of our innovative products, facilities and supply chain;

•	Social principles, which aim to maintain a safe and healthy workplace and focus on employee and community engagement; and

•	Governance principles, which focus on maintaining strong internal controls to promote honesty, integrity, and transparency.

For more information on our ESG efforts, please visit our website at www.acuitybrands.com under “Sustainability.”
How are directors nominated?
The Governance Committee, comprised of all of the independent directors, is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the stockholders, and for recommending to the Board nominees for appointment to fill a new Board seat or any Board vacancy. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for re-election, the Governance Committee in consultation with the Chairman of the Board, evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements, taking into account factors such as evaluations of the incumbent’s performance. Annually, a peer and self-assessment are performed for each director.
When the need to fill a new Board seat or vacancy arises, the Governance Committee proceeds to identify a qualified candidate or candidates, and candidates may be identified through the engagement of an outside search firm, recommendations from independent directors, the Chairman of the Board, management, or other advisors to the Company, and stockholder recommendations. As expressed in our Corporate Governance Guidelines, we do not set specific criteria for directors, but the Governance Committee reviews the qualifications of each candidate, including, but not limited to, the candidate’s experience, judgment, diversity, and skills in such areas as marketing, manufacturing, software, and electronic and distribution technologies, as well as accounting or financial management. Our Corporate Governance Guidelines provide that the Governance Committee should consider diversity when reviewing the appropriate experience, skills, and characteristics required of directors. In evaluating director candidates, the Governance Committee considers the diversity of the experience, skills and characteristics that each candidate brings to the Board and whether the candidate’s background, qualifications and characteristics will complement the overall membership of the Board. The Governance Committee and the Board seeks to have a Board that is diverse in terms of experience across a range of industries and skill sets. In addition, the Board believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Therefore, our Corporate Governance Guidelines generally prohibit a director from serving on more than five public company boards (including our Board) at one time.
Final candidates are generally interviewed by multiple Governance Committee members as well as the Chairman of the Board. The Governance Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board. The Board-approved invitation is extended through the Chairman of the Governance Committee and the Chairman of the Board, President, and Chief Executive Officer.
Recommendations for Candidates for Director by Stockholders.    Pursuant to a policy adopted by the Board, the Governance Committee will consider recommendations for candidates for director from stockholders made in writing via certified mail and addressed to the attention of the Chairman of the Governance Committee, c/o Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309. The Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for candidates for director should provide the same information required for director nominations by stockholders at an annual meeting, and such recommendations must be received by the Company in accordance with the advance notice provision of our By-Laws, each as explained below under “Next Annual Meeting—Stockholder Proposals and Director Nominations.”

Proxy Access Nominations. Additionally, our By-Laws enable a stockholder or a group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of 20% of the number of directors then in office or two directors, subject to the requirements specified in our By-Laws. Stockholders who wish to nominate director candidates for inclusion in our proxy materials under our proxy access By-Law provisions must satisfy the requirements in our By-Laws as described under “Next Annual Meeting—Stockholder Proposals and Director Nominations.” The Board expects to evaluate any director candidates nominated through the proxy access process in a manner similar to that used to evaluate other director candidates.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES
Board and Committee Membership
The Board has delegated certain functions to the Executive Committee, the Audit Committee, the Compensation Committee, and the Governance Committee. Our Statement of Responsibilities of the Committees of the Board contains each Committee’s charter. For information about where to find the charters, see “Questions and Answers about Communications, Governance, and Company Documents.” The table below sets forth the current membership of each of the committees.

Director	Executive	Audit	Compensation	Governance
Vernon J. Nagel	Chairman	—	—	—
W. Patrick Battle	—	—	X	X
Peter C. Browning	X	—	X	Chairman
G. Douglas Dillard, Jr.	—	—	X	X
James H. Hance, Jr.	—	X	—	X
Robert F. McCullough	—	X	—	X
Julia B. North	—	—	X	X
Dominic J. Pileggi	X	Chairman	—	X
Ray M. Robinson	X	—	Chairman	X
Norman H. Wesley	—	X	—	X
Mary A. Winston	—	—	X	X
During the fiscal year ended August 31, 2018, the Board met five times. Each our directors attended 100% of the Board meetings, and all but one of the directors attended all of the committee meetings on which the director served during the fiscal year; the one director attended all but one (or 89%) of committee meetings on the which the director served. We typically expect that each continuing director will attend the annual meeting of stockholders, absent a valid reason. All of the directors serving at the time of last year’s annual meeting attended the meeting.
Board Leadership Structure
Mr. Nagel currently holds the positions of Chairman of the Board and Chief Executive Officer, and Mr. Browning serves as our independent Lead Director. Our Corporate Governance Guidelines provide that whenever the Chairman of the Board is a member of management, there will be a Lead Director. The Lead Director is an independent director appointed each year by the independent members of the Board after the annual meeting of stockholders.
The Lead Director’s responsibilities are set forth in our Corporate Governance Guidelines. These responsibilities include:

•	Providing oversight to ensure the Board works in an independent, cohesive fashion;

•	Ensuring Board leadership in the absence or incapacitation of the Chairman of the Board;

•	Chairing Board meetings when the Chairman of the Board is not in attendance;

•
Coordinating with the Chairman of the Board to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis; and

•	Developing the agenda for and chairing executive sessions and acting as liaison between the independent directors and the Chairman of the Board on matters raised in such sessions.
In addition, the Lead Director is entitled to request material and receive notice of and attend all Board committee meetings. The Board believes that having an independent Lead Director whose responsibilities closely parallel those of an independent chairman ensures that the appropriate level of independent oversight is applied to all Board decisions.
Our Corporate Governance Guidelines provide that our Board will include a majority of independent directors. As described in “Item 1—Election of Director,” 10 of our 11 directors are independent. In addition, all directors serving on each of the Audit, Compensation, and Governance Committees are independent directors. Each of these committees is led by a committee chair that sets the agenda for the committee and reports to the full Board on the committee’s work.

Our Corporate Governance Guidelines further provide that all non-management directors meet in executive session outside the presence of the Chief Executive Officer and other Company personnel during a portion of each of the Board’s in-person meetings. As noted above, the Lead Director chairs these executive sessions and develops the agenda for each executive session.
Our company has employed this leadership structure of a combined Chairman and Chief Executive Officer for many years, and we believe that this leadership structure has been effective for us. We believe that having a combined Chairman and Chief Executive Officer, an independent Lead Director, a Board comprised of over 90% independent directors who meet regularly in executive session, and independent chairs for the Board’s Audit, Compensation, and Governance Committees provides the best form of leadership for us and our stockholders. The Board believes that our leadership structure promotes unified leadership and direction for the Company, allowing for focus and insight on important strategic initiatives, and clear focus for management to execute our strategy and business plans.
The Board’s Role in Risk Oversight
Pursuant to our Corporate Governance Guidelines, it is the Board’s role to provide oversight of the Company’s risk management processes.
The Audit Committee is specifically charged with the responsibility of meeting periodically with management to discuss major financial risk exposures (including cybersecurity) and the steps management has taken to monitor and control the Company’s exposure to risk, including policies with respect to financial risk assessment and risk management. The other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers risk in designing the compensation program, with the goal of appropriately balancing annual incentives and long-term performance. A discussion of the compensation risk analysis conducted by the Compensation Committee is included in the “Compensation Discussion and Analysis” later in this proxy statement.
In addition to the committees’ work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that the Company is facing. At least annually, management prepares an enterprise risk management report identifying and evaluating these key risks, including cyber risk, and how these risks are being managed. Management presents the report to the Board which also receives updates from management as to material changes to the risk profile or newly identified risks during the year. The Board also receives reports on risk management from the committee chairs.
We believe that our leadership structure, as described above, supports the risk oversight function of the Board. With his in-depth knowledge and understanding of our operations, our Chairman and Chief Executive Officer, Mr. Nagel, is well-positioned to bring key strategic and business issues and risks to the Board’s attention. We have an independent Lead Director and strong independent directors that chair the various committees involved with risk oversight and we encourage open communication between management and directors with respect to risk oversight.
The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-Laws and except as restricted by Delaware Law. The Executive Committee is called upon in very limited circumstances due to reliance on the other standing committees of the Board and the direct involvement of the entire Board in governance matters. The Committee did not meet during the 2018 fiscal year.
The Audit Committee is responsible for matters pertaining to our auditing, internal control, and financial reporting, as set forth in the Committee’s report (see “Report of the Audit Committee”) and in its charter. Each member of the Committee is independent under the requirements of the SEC and the Sarbanes-Oxley Act of 2002. In addition, each member of the Committee meets the current independence and financial literacy requirements of the listing standards of the New York Stock Exchange (the “NYSE”). Each quarter, the Audit Committee meets separately with the independent registered public accounting firm and the internal auditor without other management present. Periodically, and when necessary, the Audit Committee meets separately with the chief financial officer and the general counsel without other management present to review legal and compliance matters. The Board has determined that each of Messrs. Hance, McCullough, Pileggi, and Wesley satisfies the “audit committee financial expert” criteria adopted by the SEC and that each of them has accounting and related financial management expertise required by the listing standards of the NYSE. The Committee held five meetings during the 2018 fiscal year.
The Compensation Committee is responsible for certain matters relating to the evaluation and compensation of the executive officers and non-employee directors, as set forth in its charter. At most regularly scheduled meetings, the Compensation Committee meets privately with an independent compensation consultant without management present. Annually, the Compensation Committee evaluates the performance of the independent consultant in relation to the Committee’s functions and responsibilities. Each member of the Committee is independent under the listing standards of the NYSE and a non-employee under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that each member of the Committee meets the additional independence requirements applicable to compensation committees under NYSE listing standards. The Committee held five meetings during the 2018 fiscal year.
The Governance Committee is responsible for reviewing matters pertaining to the composition, organization, and practices of the Board. The Committee’s responsibilities, as set forth in its charter, include recommending Corporate Governance Guidelines, recommending and overseeing the Code of Ethics and Business Conduct, a periodic evaluation of the Board in meeting its corporate governance responsibilities, a periodic evaluation of individual directors, and recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill a new Board position or any vacancies on the Board as explained in greater detail above under “Questions and Answers about Communications, Governance, and Company Documents.” Each member of the Committee is independent under the listing standards of the NYSE. The Committee held four meetings during the 2018 fiscal year.
Board Evaluation Process
The Board believes in a robust self-evaluation process, including peer-to-peer assessment of the individual directors. The Governance Committee oversees this process on behalf of the Board. Each year, all members of the Board complete a detailed confidential questionnaire which provides for ratings in key areas and also seeks subjective comments. Outside counsel collects and analyzes the data and prepares a written report summarizing the responses. The Governance Committee discusses the report with the full Board. Matters requiring follow-up are addressed by the Chairman of the Governance Committee and the Chairman of the Board. Each standing Committee conducts its own self-evaluation, and each Committee Chair reports the performance evaluation results to the Board.
Compensation Committee Interlocks and Insider Participation
The directors serving on the Compensation Committee of the Board during the fiscal year ended August 31, 2018 were Ray M. Robinson, Chairman, W. Patrick Battle, Peter C. Browning, G. Douglas Dillard, Jr., Gordon D. Harnett, Julia B. North, and Mary A. Winston. Mr. Harnett retired from the Board in January 2018. None of these individuals are or ever have been officers or employees of the Company. During the 2018 fiscal year, none of our executive officers served as a director or on the compensation committee of any entity for which any of these individuals served as an executive officer, and there were no other Compensation Committee interlocks with the entities with which these individuals or our other directors are affiliated.
COMPENSATION OF DIRECTORS
Non-Employee Directors
The compensation program of our non-employee directors is described below. The program is designed to achieve the following goals:

•	compensation should fairly pay directors for work required for a company of our size and scope;

•	compensation should align directors’ interests with the long-term interests of stockholders; and

•	the structure of the compensation should be simple, transparent, and easy for stockholders and directors to understand.
Directors who are employees receive no additional compensation for services as a director or as a member of a committee of our Board.
Fiscal Year 2018 Director Compensation
The compensation we pay our non-employee directors for their service on our Board and its committees is reviewed periodically. The compensation for our non-employee directors was last adjusted in fiscal year 2016. In fiscal year 2017, the Compensation Committee reviewed the non-employee director compensation program with the assistance of the committee’s independent compensation consultant, Pay Governance, LLC (“Pay Governance”), based on practices at the same peer companies the Compensation Committee selected to evaluate executive officer compensation. Based on that review, no changes were made to the non-employee director compensation program.
The non-employee director compensation program for fiscal year 2018 provides for an annual director fee in the amount of $205,000, which includes meeting fees for the first six Board meetings and the first six meetings attended for each committee, and an additional fee of $15,000 for serving as chairman of a committee. Non-employee directors receive $2,000 for each Board meeting attended in excess of six Board meetings per year and $1,500 for each committee meeting attended in excess of six committee meetings of each committee per year.

Approximately 39% of the annual director fee, or $80,000, is payable in cash. The cash portion of the annual director fee and any chairman or meeting fees may be deferred into the Deferred Compensation Plan described below. Approximately 61% of the annual director fee, or $125,000, is required to be deferred into stock units in the Deferred Compensation Plan until the director exceeds the Stock Ownership Requirement described below. Once the Stock Ownership Requirement has been met, non-employee directors may annually elect to receive this portion of the annual director fee in vested stock grants. Stock grants are issued pursuant to the Deferred Compensation Plan.
Deferred Compensation Plan
We maintain the Acuity Brands, Inc. 2011 Nonemployee Director Deferred Compensation Plan (the “Deferred Compensation Plan” or “2011 NEDC”), which was approved by stockholders in January 2012. Fees that non-employee directors elect to defer are invested in deferred stock units to be paid in shares following retirement from the Board or credited to an interest-bearing account to be paid in cash following retirement from the Board. Dividend equivalents earned on deferred stock units are credited to the interest-bearing account. The Deferred Compensation Plan provides for grants of vested stock in lieu of mandatory deferral for the non-cash component of the annual director fee if the director’s stock ownership exceeds the stock ownership requirement.
Stock Ownership Requirement
Each non-employee director is subject to a stock ownership requirement that requires each director to attain ownership in our common stock valued at $400,000, equal to five times the annual cash retainer fee of $80,000, within four years of joining our Board. For purposes of the stock ownership requirement, deferred stock units and unvested restricted stock are counted. During fiscal year 2018, each of our non-employee directors serving for at least 4 years or more met the stock ownership requirement. See “Beneficial Ownership of the Company’s Securities.”

Fiscal 2018 Director Compensation Table
The following table sets forth the fiscal year 2018 compensation of our non-employee directors. Our Chairman and Chief Executive Officer, Mr. Nagel, did not receive any additional compensation for his service as a director. Our non-employee directors did not receive any option awards, did not have any non-equity incentive plan compensation, and did not have any earnings in a nonqualified deferred compensation plan in excess of the applicable federal rate.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Total ($)(2)
W. Patrick Battle	80,000	125,000	205,000
Peter C. Browning	95,000	125,000	220,000
G. Douglas Dillard, Jr. (3)	80,000	145,040	225,040
James H. Hance, Jr.	80,000	125,000	205,000
Gordon D. Harnett (4)	40,000	62,500	102,500
Robert F. McCullough (5)	86,250	125,000	211,250
Julia B. North	80,000	125,000	205,000
Dominic J. Pileggi (5)	88,750	125,000	213,750
Ray M. Robinson	95,000	125,000	220,000
Norman H. Wesley	80,000	125,000	205,000
Mary A. Winston	40,000	165,000	205,000
_______________

(1)
The $80,000 payable to the director in cash along with any chairman or excess meeting fees may be deferred at the election of the director into either stock units to be paid in shares following retirement from the Board or credited to an interest-bearing account to be paid in cash following retirement from the Board. The $125,000 non-cash portion of the annual director fee may, at the election of the director, be granted in vested stock if the director’s stock ownership exceeds the stock ownership requirement. The following table sets forth the allocation of the non-cash portion of fiscal year 2018 annual fees to each director:

	Paid as Vested Stock Grants		Paid as Deferred Stock Units
Name	$	#	$	#
W. Patrick Battle	—	—	125,000	868
Peter C. Browning	—	—	125,000	868
G. Douglas Dillard, Jr.	—	—	125,000	868
James H. Hance, Jr.	125,000	871	—	—
Gordon D. Harnett	—	—	62,500	369
Robert F. McCullough	125,000	871	—	—
Julia B. North	125,000	871	—	—
Dominic J. Pileggi	—	—	125,000	868
Ray M. Robinson	125,000	871	—	—
Norman H. Wesley	—	—	125,000	868
Mary A. Winston	—	—	165,000	1,146

(2)	The only perquisite received by directors is a company match on charitable contributions. The maximum match in any fiscal year is $5,000 and is below the required reporting threshold.

(3)
When Mr. Dillard joined our Board in September 2017, he received a grant of restricted stock with a value of $20,000 that vests ratably over three years. The number of shares received was determined by dividing the intended value of $20,000 by the closing price of the stock on the date of grant, rounded to the nearest whole share.

(4)	Total compensation for Mr. Harnett represents less than a full-year of compensation due to his retirement from the Board in January 2018.

(5)
The cash compensation for Messrs. McCullough and Pileggi includes amounts paid for serving as Audit Committee chair for a portion of the fiscal year. Mr. Pileggi became Audit Committee chair in January 2018.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES
The following table sets forth information concerning beneficial ownership of our common stock as of November 9, 2018, unless otherwise indicated, by each of the directors and nominees for director, by each of the named executive officers, by all directors and executive officers as a group, and by beneficial owners of more than five percent of our common stock. None of our executive officers or non-employee directors holds any of our stock subject to pledge.

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)	Percent of Shares Outstanding(4)	Share Units Held in Company Plans(5)
W. Patrick Battle	2,809	*	2,796
Peter C. Browning	1,007	*	24,193
G. Douglas Dillard, Jr.	10,367	*	1,126
James H. Hance, Jr.	10,911	*	182
Robert F. McCullough	4,195	*	20,641
Vernon J. Nagel	425,482	1.1%	—
Julia B. North	2,153	*	26,513
Dominic J. Pileggi	316	*	5,163
Richard K. Reece	190,405	*	—
Ray M. Robinson	2,767	*	30,848
Laurent J. Vernerey	16,220	*	—
Norman H. Wesley	6,343	*	7,259
Mary A. Winston	97	*	1,921
All directors and executive officers as a group (13 persons)	673,072	1.7%	120,647
The Vanguard Group (6)	4,225,899	10.5%	NA
BlackRock, Inc. (7)	4,142,186	10.3%	NA
Generation Investment Management LLP (8)	3,767,048	9.4%	NA

* Represents less than 1% of our common stock.

(1)	Subject to applicable community property laws and, except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.

(2)
Includes shares that may be acquired within 60 days of November 9, 2018 upon the exercise of employee stock options, as follows: Mr. Nagel, 160,546 shares; Mr. Reece, 58,894 shares; and all executive officers as a group, 219,440 shares.

(3)
Includes time-vesting restricted shares granted under our Amended and Restated 2012 Omnibus Stock Incentive Compensation Plan, portions of which vest in March 2019 and 2020, June 2019, September 2019, and 2020, October 2019, 2020, 2021 and 2022, and November 2019, 2020 and 2021. The executives have sole voting power over these restricted shares. Restricted shares are included for the following individuals: Mr. Nagel, 31,681 shares; Mr. Reece, 18,827 shares; Mr. Vernerey, 16,220 shares; Mr. Dillard, 78 shares; Ms. Winston, 64 shares; and all current directors and executive officers as a group, 63,908 shares.

(4)	Based on aggregate of 40,089,097 shares of Acuity Brands common stock issued and outstanding as of November 9, 2018.

(5)
Includes share units held by non-employee directors in the 2006 and 2011 Nonemployee Directors’ Deferred Compensation Plans. Share units are considered for purposes of compliance with the Company’s share ownership requirement.

(6)
This information is based on a Schedule 13G/A filed with the SEC by The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355, on March 12, 2018 containing information as of February 28, 2018.

(7)	This information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc., 55 East 52nd Street, New York, New York 10022, on July 10, 2018 containing information as of June 30, 2018.

(8)
This information is based on a Schedule 13G filed with the SEC by Generation Investment Management LLP, 20 Air Street, 7th Floor, London, United Kingdom W1B 5AN, on February 14, 2018 containing information as of December 31, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Directors, officers, and persons who beneficially own more than 10% of our common stock are required by Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of our common stock with the SEC, the NYSE, and us. Based on our review of information received by the Company during the fiscal year, we believe that all filings were made on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
There is no family relationship between any of our executive officers or directors, and there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them was elected an officer or director, other than arrangements or understandings with our directors or officers acting solely in their capacities as such. Generally, our executive officers are elected annually and serve at the pleasure of our Board.
We have transactions in the ordinary course of business with unaffiliated corporations and institutions, or their subsidiaries, for which certain of our non-employee directors serve as directors. None of our directors serve as executive officers of those companies.
Identifying possible related party transactions involves the following procedures in addition to the completion and review of the customary directors and officers questionnaires. We quarterly request each director and executive officer to verify and update the following information:

•	a list of immediate family members of each director or executive officer;

•	a list of entities where the director or executive officer is an employee, director, or executive officer;

•	each entity where an immediate family member of a director or executive officer is an executive officer;

•
each entity in which the director or executive officer or an immediate family member is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

•	each charitable or non-profit organization where the director or executive officer or an immediate family member is an employee, executive officer, director, or trustee.
We compile a list of all such persons and entities. The list is reviewed and updated and then distributed within the Company to identify potential transactions through comparison to ongoing transactions along with payment and receipt information. Transactions are compiled for each person and entity and reviewed for relevancy. Relevant information, if any, is presented to the Board to obtain approval or ratification of the transactions.
In addition, under our Code of Ethics and Business Conduct, all transactions involving a conflict of interest, including related party transactions, are generally prohibited. The Code of Ethics requires directors and employees to disclose in writing any beneficial interest they may have in any firm seeking to do business with us or any relationship with any person who might benefit from such a transaction. In certain limited circumstances, our Governance Committee may grant a written waiver for certain activities, relationships, or situations that would otherwise violate the Code of Ethics, after the director or employee has disclosed in writing to the Governance Committee all relevant facts and information concerning the matter.
Pursuant to our Corporate Governance Guidelines and Statement of Responsibilities of Committees of the Board, the Governance Committee annually reviews the qualifications of directors, including any other public company boards on which each director serves. Directors must advise the Chairman of the Board prior to accepting membership on any other public company board.
Management also follows additional written procedures to identify related party transactions. These procedures are carried out annually at the direction of the Governance Committee in connection with evaluating directors and director nominees. Additional quarterly procedures are completed to affirm no changes to annual representations.
With respect to those companies having common non-employee directors with us, management believes the directors had no direct or indirect material interest in transactions in which we engaged with those companies during the fiscal year.

ITEM 1—ELECTION OF DIRECTORS
The Board is responsible for supervising the management of the Company. The Board has reviewed and determined that all of its current members, except Vernon J. Nagel, the Chairman, President, and Chief Executive Officer, have no material relationship with the Company, and are therefore independent, based on the listing standards of the NYSE, the categorical standards set forth in our Governance Guidelines (available on our website at www.acuitybrands.com under “Corporate Governance”), and a finding of no other material relationships.
At the annual meeting for fiscal year 2016, the Stockholders approved an Amendment to our Restated Certificate of Incorporation to declassify the Board. The directors whose terms expire at this 2018 Annual Meeting will be elected to hold office for a one-year term expiring at the annual meeting for fiscal year 2019. At the annual meeting for fiscal year 2019 and at each annual meeting thereafter, all directors will be elected for a one-year term. Our By-Laws provide that the number of directors constituting the Board shall be determined from time to time by the Board. Currently, the number of directors constituting the Board is fixed at eleven.
The terms for eight of our directors, Peter C. Browning, G. Douglas Dillard, Jr., James H. Hance, Jr., Vernon J. Nagel, Julia B. North, Ray M. Robinson, Norman H. Wesley, and Mary A. Winston, expire at this annual meeting. All directors with terms expiring, except Mr. Wesley, have been nominated for re-election at this annual meeting after being recommended by the members of the Governance Committee. In September 2018, Mr. Wesley notified the board that he intended to retire from the Board and would not stand for re-election at this annual meeting. If elected, each of the nominees will hold office for a one-year term expiring at the annual meeting for fiscal year 2019 or until his/her successor is elected and qualified.
Our Corporate Governance Guidelines provide that persons will not be nominated for election after their 75th birthday unless the Board determines that due to unique or extenuating circumstances it is in the best interest of the Company and its stockholders to waive such limitation. Directors are expected to offer to resign as of the annual meeting following their 75th birthday. The Board waived the age requirement for Mr. Browning, age 77, who has been nominated for election at the annual meeting to serve a one-year term to allow for an orderly transition of our Board of Directors as part of our ongoing board review and refreshment process. Immediately prior to the annual meeting for fiscal 2017, Mr. McCullough submitted his offer to resign from the Board as he exceeded the age requirement. The Board concluded that it was in the best interests of the Company and its stockholders to not accept his offer to resign.
The persons named in the accompanying proxy, or their substitutes, will vote for the election of the seven nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the proposed nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.
The seven director nominees listed below are currently directors of the Company. The following is a summary of each director nominee’s business experience and qualifications, other public company directorships held currently or in the last five years, and membership on the standing committees of the Board of the Company.

Director Nominees for Term Expiring at the Annual Meeting for Fiscal Year 2019

PETER C. BROWNING

•  77 years old
•  Director since 2001
•  Managing Director of Peter Browning Partners Board Advisory Services since 2010
•  Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina, from March 2002 to May 2005
•  Executive of Sonoco Products Company from 1993 to 2000. Last served as President and Chief Executive Officer from 1998 to July 2000
•  Chairman and CEO of National Gypsum from 1990 to 1993
•  Public Company Directorships: Gypsum Management & Supply, Inc. and ScanSource, Inc.
•  Former Public Company Directorships: EnPro Industries, Inc., Lowe’s Companies, Inc., Nucor Corporation, and The Phoenix Companies, Inc.
•  Lead Director, Chairman of the Governance Committee, and a member of the Compensation and Executive Committees of the Board
•  Mr. Browning’s operational and strategic expertise from his experience as the Chief Executive Officer of two public companies servicing individual and consumer businesses, significant corporate governance knowledge from extensive service on other public company boards, and familiarity with issues facing the manufacturing industry gained from senior leadership positions and board service qualify him to serve as a director of our Board

G. DOUGLAS DILLARD, JR.

•  47 years old
•  Director since 2017
•  Founder and Managing Director of Slewgrass Capital, LLC, a family investment fund, since 2017
•  Co-Managing Partner of Standard Pacific Capital (“Standard Pacific”) from 2005 to 2016
•  Investment Partner of Standard Pacific Capital from 1998 to 2005, responsible for the firm’s investments in software and business service companies and non-Asia emerging markets
•  Co-Portfolio Manager of Standard Pacific’s flagship Global Fund from 2005 to 2016
•  Adjunct professor at the McDonough School of Business at Georgetown University since 2017
•  Member of the Compensation and Governance Committees of the Board
•  Mr. Dillard’s financial and strategic expertise, including his vast and relevant experience with software and business service companies which is fundamental to the Company’s current strategic direction, qualify him to serve as a director of our Board

JAMES H. HANCE, JR.

•  74 years old
•  Director since 2014
•  Operating executive of the Carlyle Group LP since 2005
•  Vice Chairman of Bank of America from 1993 to 2005; Chief Financial Officer from 1988 to 2004
•  Chairman and co-owner of Consolidated Coin Caterers Corporation from 1985 to 1986
•  Joined the audit staff of Price Waterhouse in 1969, served as Partner from 1979 until 1985
•  Certified Public Accountant
•  Public Company Directorships: Carlyle Group LP
•  Former Public Company Directorships: Cousins Properties, Inc., Duke Energy Corporation, Ford Motor Company, Parkway, Inc., Sprint-Nextel Corporation, Rayonier, Inc., Enpro Industries, Morgan Stanley, and Bank of America Corporation
•  Member of the Audit and Governance Committees of the Board
•  Mr. Hance’s extensive management, operational, and financial expertise as well as his significant corporate governance knowledge from service on other public company boards qualify him to serve as a director of our Board

VERNON J. NAGEL

•  61 years old
•  Director since 2004
•  Chairman and Chief Executive Officer of the Company since September 2004; President since August 2005
•  Vice Chairman and Chief Financial Officer from January 2004 through August 2004 and Executive Vice President and Chief Financial Officer from December 2001 to January 2004
•  Certified Public Accountant (inactive)
•  Serves on the Governance Board of the National Electrical Manufacturers Association and the Georgia Aquarium
•  Chairman of the Executive Committee of the Board
•  Mr. Nagel’s knowledge of our opportunities and challenges gained through his day-to-day leadership as our Chief Executive Officer, unique understanding of our strategies and operations, and extensive financial and accounting expertise gained through his senior leadership positions with the Company qualify him to serve as a director of our Board

JULIA B. NORTH

•  71 years old
•  Director since 2002
•  President and Chief Executive Officer of VSI Enterprises, Inc. from November 1997 to July 1999
•  Held various positions at BellSouth Corporation from 1972 through October 1997, most recently as President, Consumer Services
•  Public Company Directorships: Community Health Systems, Inc.
•  Former Public Company Directorships: Lumos Networks Corp., Simtrol, Inc., Winn-Dixie Stores, Inc., MAPICS, Inc., and NTELOS Holdings Corp.
•  Member of the Compensation and Governance Committees of the Board
•  Ms. North’s operational expertise in marketing and consumer service gained through senior executive positions, service as a director on other public company boards, and experience across a wide range of complex industries, including at companies with large labor intensive-workforces, qualify her to serve as a director of our Board

RAY M. ROBINSON

•  70 years old
•  Director since 2001
•  Director and non-executive Chairman of Citizens Trust Bank(1) since 2003
•  President of the Southern Region of AT&T Corporation from 1996 to May 2003
•  President of Atlanta’s East Lake Golf Club from May 2003 to December 2005 and President Emeritus since December 2005
•  Chairman of Atlanta’s East Lake Community Foundation from November 2003 to January 2005 and Vice Chairman since January 2005
•  Public Company Directorships: Aaron’s Inc. (Chairman), American Airlines Group, Inc., and Fortress Transportation and Infrastructure Investors LLC
•  Former Public Company Directorships: Avnet, Inc., Choicepoint Inc., Citizens Bancshares Corporation(1), and RailAmerica, Inc.
•  Chairman of the Compensation Committee and a member of the Executive and Governance Committees of the Board
•  Mr. Robinson’s extensive service on other public company boards, sales and marketing experience gained through senior leadership positions, extensive operational skills from his tenure at AT&T, and longstanding involvement in civic and charitable leadership roles in the community qualify him to serve as a director of our Board
(1) Citizens Trust Bank is not a public company and its parent, Citizens Bancshares Corporation, ceased to be a publicly-traded company in January 2017.

MARY A. WINSTON

•  57 years old
•  Director since 2017
•  President, Winsco Enterprises, Inc. since 2016
•  Executive Vice President and Chief Financial Officer of Family Dollar Stores, Inc. from 2012 to 2015
•  Senior Vice President and Chief Financial Officer of Giant Eagle, Inc. from 2008 to 2012
•  Executive Vice President and Chief Financial Officer of Scholastic Corporation from 2004 to 2007
•  Held senior executive positions at Giant Eagle, Inc. and Scholastic, Inc. from 2004 to 2012
•  Public Company Directorships: Domtar Corporation, Dover Corporation, and SUPERVALU Inc.
•  Former Public Company Directorships: Plexus Corporation
•  Certified Public Accountant, inactive
•  Member of the Compensation and Governance Committees of the Board
•  Ms. Winston’s extensive management, operational, and financial expertise, as well as broad corporate governance experience having served on other large corporate boards qualifies her to serve as a director of our Board

Our Board of Directors recommends that you vote FOR each of the Director Nominees.

Continuing Directors with Term Expiring at the Annual Meeting for Fiscal 2019
The directors listed below will continue in office for the remainder of their terms in accordance with our By-Laws.

W. PATRICK BATTLE

•  55 years old
•  Director since 2014
•  Managing Partner of Stillwater Family Holdings since 2010
•  Chairman of IMG College (formerly known as The Collegiate Licensing Company, “CLC”) from 2007 to 2011; prior to joining IMG in 2007, Mr. Battle was president and chief executive officer of CLC, where he worked since 1984. CLC is the nation’s oldest and largest marketing agency dedicated to providing domestic and international trademark • licensing services to the collegiate market
•  Public Company Directorships: MCBC Holdings, Inc. (MasterCraft)
•  Member of the Compensation and Governance Committees of the Board
•  Mr. Battle’s operational, strategic, and marketing expertise gained through senior leadership positions qualifies him to serve as a director of our Board

ROBERT F. McCULLOUGH

•  76 years old
•  Director since 2003
•  Former Chief Financial Officer of AMVESCAP PLC (now known as Invesco Ltd.) from April 1996 to May 2004 and Senior Partner from May 2004 until he retired in December 2006
•  Joined the New York audit staff of Arthur Andersen LLP in 1964, served as Partner from 1972 until 1996, and served as Managing Partner in Atlanta from 1987 until April 1996
•  Certified Public Accountant
•  Member of the American Institute and the Georgia Society of Certified Public Accountants
•  Former Public Company Directorships: Comverge, Inc., Mirant Corporation, Primerica, Inc. and Schweitzer-Mauduit International, Inc.
•  Member of the Audit and Governance Committees of the Board
•  Mr. McCullough’s expertise in accounting, financial controls and financial reporting, experience consulting on areas related to strategic planning and service on other public company boards, including having served as the chairman of several audit committees, qualify him to serve as a director of our Board

DOMINIC J. PILEGGI

•  67 years old
•  Director since 2012
•  Chairman of Thomas & Betts Corporation from 2006 to 2013; Thomas & Betts Corporation was acquired by ABB Ltd. in May 2012
•  Chief Executive Officer of Thomas & Betts from January 2004 until his retirement in 2012; held other management positions at Thomas & Betts, including Chief Operating Officer (2003 to 2004) and President–Electrical Products (2000 to 2003)
•  Held senior executive positions at Casco Plastic, Inc., Jordan Telecommunications and Viasystems Group, Inc. from 1995 to 2000
•  Former Chairman of the Board of Governors of the National Electrical Manufacturers Association
•  Former Public Company Directorships: Exide Corporation, Lubrizol Corporation, and Viasystems Group
•  Member of the Audit and Governance Committees of the Board
•  Mr. Pileggi’s operational, manufacturing, marketing and strategic expertise from his more than 20 years in the electrical products industry, including his experience as the Chief Executive Officer of a global public company servicing multinational industrial businesses, and his significant corporate governance knowledge from service on other public company boards, qualify him to serve as a director of our Board

ITEM 2—RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At the 2018 Annual Meeting, a proposal will be presented to ratify the appointment of EY as the independent registered public accounting firm to audit our financial statements for the fiscal year ending August 31, 2019. EY has performed this function for us since 2002. One or more representatives of EY are expected to be present at the 2018 Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions. Information regarding fees paid to EY during fiscal year 2018 and fiscal year 2017 is set out below in “Fees Billed by Independent Registered Public Accounting Firm.”
The Audit Committee is directly responsible for the appointment and oversight of our independent registered public accounting firm, including review of their qualifications, independence and performance. In determining whether to reappoint EY as the Company’s independent auditor, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with EY, an assessment of the professional qualifications and past performance of the audit team, the appropriateness of fees, and external data regarding the firm’s audit quality and performance, including recent PCAOB reports on EY and its peer firms. Based on this evaluation, the Audit Committee believes that EY is independent and that it is in the best interests of the Company and our stockholders to retain EY to serve as our independent auditor for fiscal year 2019.

The Board of Directors recommends that you vote FOR the ratification of the appointment of EY as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee and the Board of Directors previously adopted a written charter to set forth the Audit Committee’s responsibilities. The charter is reviewed annually and amended as necessary to comply with new regulatory requirements. A copy of the Audit Committee charter, which is included in the Statement of Responsibilities of Committees of the Board, is available on the Company’s website at www.acuitybrands.com under the heading, “Corporate Governance.” The Audit Committee is comprised solely of independent directors, as such term is defined by the listing standards of the New York Stock Exchange. The Committee held five meetings during fiscal year 2018.
The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. As required by the charter, the Audit Committee reviewed the Company’s audited financial statements and met with management to discuss the audited financial statements in the Company’s Annual Report on Form 10-K, including the quality, not just the acceptability, of the accounting policies; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Audit Committee received from the independent registered public accounting firm the required written disclosures regarding its independence and the report regarding the results of its integrated audit. The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting policies and such other matters as are required to be discussed with the Committee under the rules adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”), the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered whether the non-audit services provided by them during fiscal year 2018 were compatible with the independent registered public accounting firm’s independence.
The Committee also reviewed and discussed together with management and the independent registered public accounting firm the Company’s audited financial statements for the year ended August 31, 2018 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, including their knowledge of any fraud, whether or not material, that involved management or other employees who had a significant role in the Company’s internal controls and the independent registered public accounting firm’s audit of internal control over financial reporting.
The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm on a quarterly basis, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.
Based on its discussions with management and the Company’s independent registered public accounting firm referenced above, the Audit Committee did not become aware of any material misstatements or omissions in the audited financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2018 for filing with the SEC.
The Audit Committee is directly responsible for the appointment and oversight of our independent registered public accounting firm, including review of their qualifications, independence and performance. In determining whether to reappoint EY as the Company’s independent auditor, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with EY, an assessment of the professional qualifications and past performance of the audit team, the appropriateness of fees, and external data regarding the firm’s audit quality and performance, including recent PCAOB reports on EY and its peer firms. Based on this evaluation, the Audit Committee believes that EY is independent and that it is in the best interests of the Company and our stockholders to retain EY to serve as our independent auditor for fiscal year 2019.
AUDIT COMMITTEE
Dominic J. Pileggi, Chairman
James H. Hance, Jr.
Robert F. McCullough
Norman H. Wesley

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table sets forth the aggregate fees billed during the fiscal years ended August 31, 2018 and 2017:

Fees Billed:	2018	2017

Audit Fees	$2,540,000	$2,510,000
Tax Fees	110,000	120,000
All Other Fees	60,000	—
Total	$2,710,000	$2,630,000
Audit Fees include fees for services rendered for the audit of our annual financial statements, the review of the interim financial statements included in quarterly reports, and audits of statutory financial statements in certain foreign locations. Audit fees also include fees associated with rendering an opinion on our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
Tax Fees primarily include international tax compliance, assistance with transfer pricing in various foreign jurisdictions, and assistance with the pursuit of discretionary incentives from various tax authorities related to proposed business and expansion plans.
All Other Fees include fees related to advisory services provided for a non-audit related project pertaining to the Company’s environmental, social and governance program.
The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to pre-approve the performance of all audit and permitted non-audit services provided to us by our independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with our independent registered public accounting firm their fees and plans for all services. All fees paid to EY were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.
The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.
There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

EXECUTIVE OFFICERS
Executive officers are elected annually by the Board and serve at the discretion of the Board. Vernon J. Nagel serves as a Director and as an executive officer. His business experience is discussed in “Item 1—Election of Directors—Director Nominees.”
Other executive officers as of the date of this Proxy Statement are:

RICHARD K. REECE

•  62 years old
•  Executive Vice President of the Company since September 2006; Chief Financial Officer since December 2005; and Senior Vice President from December 2005 to September 2006
•  Vice President, Finance and Chief Financial Officer of Belden, Inc. (“Belden”) from April 2002 to November 2005
•  President of Belden’s Communications Division from June 1999 to April 2002
•  Vice-President Finance, Treasurer and Chief Financial Officer of Belden from August 1993 to June 1999
•  Certified Public Accountant
•  Member of the American Institute and the Texas Society of Certified Public Accountants
•  Serves on the Board of the National Association of Manufacturers, Georgia Chamber of Commerce, and Atlanta Police Foundation

LAURENT J. VERNEREY

•  58 years old
•  Executive Vice President of the Company since November 2017
•  President of the Company’s Acuity Technology Group since November 2017
•  President and Chief Executive Officer of Schneider Electric North America from October 2013 to June 2016
•  President and Chief Executive Officer of American Power Conversion and IT business at Schneider Electric from 2007 to 2012
•  Various other leadership positions at several key Schneider Electric businesses including Merlin Gerin and Square D USA during a career with the company that began in 1985
•  Serves on the Board of TULIP Interface, Inc. from 2017 to present

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for fiscal 2018 for filing with the SEC.
COMPENSATION COMMITTEE
Ray M. Robinson, Chairman
W. Patrick Battle
Peter C. Browning
G. Douglas Dillard, Jr.
Julia B. North
Mary A. Winston

COMPENSATION DISCUSSION AND ANALYSIS
This section of the proxy statement describes the material elements of the fiscal 2018 compensation program for the named executive officers listed in the Summary Compensation Table. We first provide a highlight of key compensation considerations for fiscal 2018. We then give a business update and describe in more detail our executive compensation philosophy, the overall objectives of our compensation program, and each element of compensation that we provide. Finally, we describe the key factors the Compensation Committee considered in determining fiscal 2018 compensation for the named executive officers.
For fiscal 2018, our named executive officers were:

•	Vernon J. Nagel, Chairman, President and Chief Executive Officer;

•	Richard K. Reece, Executive Vice President and Chief Financial Officer; and

•	Laurent J. Vernerey, Executive Vice President and President of Acuity Technology Group.
In addition, pursuant to SEC Rules, our named executive officers for fiscal 2018 include one of our former executive officers:

•
Mark A. Black, former Executive Vice President and President of Acuity Brands Lighting, Inc., who ceased being an executive officer on January 1, 2018, and fully retired from the Company on April 30, 2018. Due to his retirement, Mr. Black was not eligible to participate in any of the incentive compensation plans for fiscal 2018.

Key Compensation Decisions for Fiscal 2018
Our named executive officers are compensated in a manner consistent with our strategy, competitive practice, sound compensation governance principles, and alignment with stockholder interests. The core of our executive compensation philosophy is “pay for performance” for upper-quartile performance.
In making compensation decisions, the Compensation Committee took into account the level of achievement of certain financial performance measures (adjusted diluted earnings per share, adjusted consolidated operating profit margin, and adjusted cash flow as detailed below) as well as a number of other factors, including:

•	Return on stockholders’ equity in excess of cost of capital;

•
Execution of our annual business plan and progress on achieving key strategic goals, such as exceeding the growth rate of our end markets, expanding our industry-leading portfolio of innovative products and solutions, enhancing our customer service and support capabilities, and achieving operating efficiencies;

•	Successful completion and integration of strategic acquisitions;

•	Continued focus on leadership development and performance management processes; and

•
Total stockholder returns (“TSR”) over the various 1, 3 and 5-year periods, as well as comparisons to the Dow Jones U.S. Electrical Components & Equipment Index, the Dow Jones U.S. Building Materials & Fixtures Index, and the Standard & Poor’s Midcap 400 Index.

In fiscal 2018, the Company reported record results for net sales, net income, and diluted earnings per share. Fiscal 2018 net sales increased 5% and diluted earnings per share increased 15% over the prior year. The increase in diluted earnings per share was due primarily to the benefits of lower tax expense and stock repurchases, which more than offset the negative impact of the decline in operating profit. The minimum threshold performance objectives set for our annual variable incentive compensation programs were not achieved; our programs require a challenging level of annual improvement in key financial metrics as part of our pay for performance philosophy. Fiscal 2018 was a difficult operating environment characterized by continued overall weak end market demand, increased price competition, and significant input cost inflation.
The share price of the Company’s common stock declined year-over-year as financial results were potentially below the expectations of investors. At August 31, 2018, the 1 and 3-year total returns on the Company’s common stock were below that of the respective benchmark indexes, while the Company’s 5-year annualized return was in line with the annualized total returns of all the respective benchmark indexes as noted in the following table:

	Annualized Total Returns
	1-Year	3-Years	5-Years
Acuity Brands, Inc.	(13%)	(8%)	13%
Dow Jones U.S. Electrical Components & Equipment Index	17%	19%	13%
Dow Jones U.S. Building Materials & Fixtures Index	6%	11%	15%
Standard & Poor’s Midcap 400 Index	20%	15%	13%
Based on this comprehensive performance assessment, combined with a review of the economic environment and competitive landscape, the Compensation Committee made the following key compensation decisions for our named executive officers for fiscal 2018:

•
Base Salaries. There were no changes to the base salary and individual target percentages for Vernon J. Nagel, Chairman, President and Chief Executive Officer. Richard K. Reece, Executive Vice President and Chief Executive Officer, received a base salary increase to $475,000 from $455,000. Mr. Reece’s individual incentive target percentage under the Annual Cash Incentive Plan was increased to 125% from 120%, and his individual incentive target percentage under the Equity Incentive Plan was increased to 175% from 170%. Mr. Reece’s increases in salary and individual incentive target percentages were based on market data and his performance for fiscal 2017. Laurent J. Vernerey, Executive Vice President and President of Acuity Technology Group joined the Company during fiscal 2018.

•	Incentive Compensation. No annual cash incentive payments under the Annual Cash Incentive Plan were awarded to the named executive officers and no payouts of equity incentive awards were made.

•
Other Compensation. Although the minimum threshold performance objectives set for our annual variable incentive compensation programs were not achieved, the Compensation Committee granted discretionary cash bonus awards to Messrs. Reece and Vernerey and discretionary equity awards to Messrs. Nagel, Reece and Vernerey. The Compensation Committee and Board believed the discretionary bonus and equity awards appropriately recognized the strong leadership, performance, and contributions of Acuity Brands’ executive management team, which were crucial in a year in which the Company faced a difficult market environment. The Compensation Committee and Board considered the motivation and retention of the executive management team to be of paramount importance to the Company and its stockholders as Acuity Brands moves forward in the execution of its long-term strategic plan. In addition, the Board expressed full confidence in and support of Mr. Nagel’s continued prominent role in leading Acuity Brands in the years ahead. Mr. Nagel received no cash bonus and a discretionary equity award of $2,500,000. Messrs. Reece and Vernerey each received a discretionary cash bonus of $750,000 and a discretionary equity award of $1,050,000. In lieu of awarding Mr. Nagel a discretionary annual bonus, the Compensation Committee and Board felt that it was more important to award Mr. Nagel with a $2,500,000 long-term equity grant for his 2018 performance, which better aligns with the prominence of his role as CEO and the leader of the Company’s long-term business strategy.

•
Severance Agreements. The severance agreement for Mr. Reece was amended to adjust the multiplier used in the severance payout formula for calculating the payment of a cash amount equal to Mr. Reece’s gross salary multiplied by a specified percentage to match his individual incentive target approved by the Compensation Committee under the Annual Cash Incentive Plan.

Other Compensation-Related Matters
The Compensation Committee undertook its annual risk assessment of our compensation program for fiscal 2018. The Committee concluded that the program does not encourage management to take excessive risks that may have a material impact on the Company, and that the program serves the stockholders’ best interests in our sustained long-term performance by including an appropriate balance of financial performance measures, extended vesting schedules, and significant stock ownership requirements.

The Compensation Committee annually considers the independence of its compensation consultant. For fiscal 2018, the Compensation Committee determined that its consultant (Pay Governance LLC) was independent and that no conflicts of interest were raised.
Consideration of “Say on Pay” Voting Results
The Compensation Committee considered the results of the stockholder “say on pay” vote at our annual meeting for fiscal year 2017 in making compensation decisions for fiscal year 2018. Because over 94% of votes cast for or against the proposal approved our compensation program as described in our 2017 proxy statement, the Compensation Committee believes that stockholders support our pay for performance policies. Therefore, the Compensation Committee continued to apply the same principles in determining the amounts and types of executive compensation for fiscal 2018.
Business Update
In fiscal 2018, we continued to successfully execute our strategy to extend our leadership position in the North American lighting and building management solutions market by providing our customers with differentiated value from our industry-leading portfolio of innovative products and solutions along with superior service. We believe our channel and product diversification, as well as our strategies to better serve customers with new, more innovative lighting and building management solutions and the strength of our many sales forces have allowed us to outperform the growth rate of the markets we serve. Our outperformance is due in large part to our focused strategy to diversify our portfolio to be less reliant on new building construction and more focused on growing portions of the market, including renovation, building management, and intelligent network systems that optimize energy efficiency and comfort for various indoor and outdoor applications, all the while reducing operating costs. Additionally, the Company continues to expand its solutions portfolio, including software and services, to provide a host of other economic benefits resulting from data analytics that enables the “Internet of Things” (IoT) and supports the advancement of smart buildings, smart cities and the smart grid.
Fiscal 2018 net sales rose 5% to a record $3.68 billion. Operating profit for fiscal 2018 decreased $64.2 million, or 12%, to a $454.6 million compared with $518.8 million in the year-ago period. Net income for fiscal 2018 increased $27.9 million, or 9%, to a record $349.6 million compared with $321.7 million in the year-ago period. Diluted earnings per share for fiscal 2018 increased $1.09, or 15%, to a record $8.52 compared with $7.43 in the year-ago period. The increase in diluted earnings per share was due primarily to the benefits of lower tax expense and stock repurchases, which more than offset the negative impact of the decline in operating profit. Fiscal 2018 was a difficult operating environment characterized by continued overall weak end market demand, increased pricing competition, and significant input cost inflation.
In fiscal 2018, we generated a record $353.2 million in net cash from operating activities and $309.6 million in free cash flow (defined as net cash provided by operating activities minus purchases of property, plant, and equipment plus proceeds from sale of property, plant, and equipment). Additionally, we ended fiscal 2018 with a cash balance of $129.1 million, while funding $163.2 million for acquisitions, investing $43.6 million in capital expenditures, repurchasing $298.4 million of the Company’s common stock, and paying $21.4 million of dividends to stockholders. In fiscal 2018, we delivered a 21% return on stockholders’ equity.
On the strategic front, we accomplished several items in fiscal 2018. We successfully completed and integrated two strategic acquisitions; Lucid Design Group and IOTA Engineering. We extended our leadership position in North America through the continued expansion of our product portfolio of innovative and energy-efficient lighting and building management solutions. As a result, we believe we generated net sales that meaningfully exceeded the growth rate of the North American lighting and building management solutions market, our primary addressable market, which we estimate was flat to up low-single digits during fiscal 2018.
Compensation Design and Philosophy
Our executive compensation program is designed to:

•	Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;

•	Provide rewards to executives who create value for stockholders;

•	Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and

•	Provide a framework for the fair and consistent administration of pay policies.

Pay for Performance
We compensate management and other key employees through a combination of base salary and variable incentive compensation, typically based on Company performance. To create a “pay for performance” environment, total compensation is comprised of a base salary, generally targeted to be at median (or lower, as in the case of Mr. Nagel), plus significant at-risk performance-based variable annual cash and equity incentive compensation. Our executive compensation program historically has been guided by the following principles, which are intended to support our “pay for performance” philosophy and based on year-over-year improvement for key metrics:

•	The total compensation program should be designed to strengthen the relationship between pay and performance, with a resulting emphasis on variable, rather than fixed, forms of compensation;

•	An appropriate balance should be struck between the focus on achievement of annual goals and the focus on encouraging long-term growth of the Company so as to appropriately balance risk;

•
Compensation should generally increase with position and responsibility, and total compensation should be higher for individuals with greater responsibility and a greater ability to influence the Company’s results, with a corresponding increase in the percentage of total compensation linked to performance; and

•	Management should focus on the long-term interests of all stakeholders, including stockholders.
Going beyond our senior management, we encourage a “pay for performance” philosophy for all of our salaried employees. Each year we put in place an incentive plan for these employees with performance goals that are structured similarly to those for our Annual Cash Incentive Plan.
Our compensation philosophy is consistent with and supportive of our long-term goals. We aspire to be the premier lighting and building management solutions company capable of consistently delivering long-term upper-quartile financial performance. We define upper-quartile performance measuring year-over-year improvement for specific metrics, including:

•	Annual growth in earnings per share of 15% or greater;

•	Operating profit margin in the mid-teens or higher;

•	Return on stockholders’ equity of 20% or better; and

•	Generation of cash flow from operations less capital expenditures in excess of net income.
As we believe there should be a strong relationship between executive compensation and the creation of value for stockholders, we structure our incentive compensation arrangements to pay upper-quartile compensation for upper-quartile performance.
In implementing our compensation philosophy, we emphasize the significant amount of “pay for performance” factored into the total direct compensation mix (base salary and annual cash and equity incentive awards) of our named executive officers with expectations for sustained long-term upper-quartile Company performance. Each executive officer’s total direct compensation opportunity is therefore subject to considerable leverage—median or lower fixed pay in the form of base salary coupled with a wide range of possible outcomes with respect to annual cash and equity incentive compensation driven by performance.
An example of this strategy is the compensation opportunity of our chief executive officer. Mr. Nagel’s base salary has remained at the same level since 2004, which is well down into the lowest quartile of the peer group described below. At the same time, Mr. Nagel’s annual cash and equity incentive award targets are structured to provide an opportunity for him to earn annual cash and equity-based compensation at the upper quartile of competitive compensation as compared to the peer group, if upper quartile levels of performance are achieved by the Company. Because we review our business plans annually and we have significant stock ownership requirements for our executives, we believe that we have an appropriate balance of incentives while limiting excessive risk taking.
Although the Company generated record fiscal 2018 net sales, net income, and diluted earnings per share, these record results did not meet our expectations of upper-quartile performance and resulted in financial performance levels that were below the target performance objectives set for our annual variable incentive compensation programs, which require annual improvement in key financial metrics (such as adjusted diluted earnings per share, adjusted consolidated operating profit margin, and adjusted cash flow) previously approved by the Compensation Committee.
General Compensation Levels
The total direct compensation opportunities offered to our executive officers have been designed to ensure that they have a strong relationship with the creation of long-term value for stockholders, are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives. The annual cash and equity incentive portions of total direct compensation are designed to be performance-based and to provide compensation in excess of base salary only when performance goals are met. In addition, the Compensation Committee retains the discretion to make awards outside of these parameters if it determines that a discretionary award is appropriate based on various performance-related facts and circumstances for the fiscal year.
In determining total direct compensation opportunities, the Compensation Committee considers: compensation information and input, including market data, provided by its compensation consultant; the evaluation by the Board of Directors of the chief executive officer; and the chief executive officer’s performance review and recommendation for each other executive officer. The market data provides competitive compensation information for positions of comparable responsibilities with comparably-sized manufacturing companies that are representative of the companies with whom we compete for executive talent.
Market Data
The Compensation Committee annually compares the various elements of our executive compensation program with respect to the chief executive officer and other named executive officers in order to evaluate compensation levels relative to that of the market and our competitors through the use of publicly available market surveys and total compensation studies and long-term incentive compensation analyses.
For purposes of analyzing named executive officer compensation relative to that of the market, the Compensation Committee utilizes a list of peer companies that would be a representative example of organizations of comparable size and business focus and that are representative of the companies with whom we compete for executive talent, with a particular focus on ensuring industry-representative peers. In 2016, Pay Governance and management developed a list of recommended peer companies based upon an assessment of the aforementioned representative factors, as well as the availability of publicly-disclosed compensation information, revenue and market capitalization of between approximately 0.5 times and 2.5 times the Company’s levels, and one-year and three-year levels of both historical profitability and total stockholder returns. The Compensation Committee approved the recommended list of peer companies.
The peer group for purposes of analyzing executive compensation was initially approved in fiscal 2016 and subsequently determined to still be appropriate for analyzing fiscal year 2018 compensation. The peer group is comprised of the following list of 16 companies and includes primarily industrial machinery, electrical components and equipment, and building products companies with size and financial characteristics generally comparable to us:

AMETEK Inc.	Lennox International
Amphenol Corporation	Lincoln Electric Holdings, Inc.
A.O. Smith Corp.	Regal Beloit Corporation
Belden Inc.	Rockwell Automation, Inc.
Carlisle Companies, Inc.	Roper Technologies
EnerSys	Sensata Technologies Holding N.V.
Hubbell Incorporated	USG Corporation
IDEX Corporation	Valmont Industries, Inc.
Weighting and Selection of Elements of Compensation
The Compensation Committee annually determines the mix and weightings of each of the compensation elements by considering the market compensation data as described above. Base salary is the only portion of compensation that is assured. The more senior the executive within the Company, the greater the weight allocated to annual cash and equity incentive awards. This also furthers the appropriate risk balance in encouraging executives to consider our long-term performance. While the Compensation Committee has established a framework to assure that a significant portion of aggregate target total direct compensation is based on performance for senior executives, actual amounts earned depend on annual Company performance as well as individual performance.
The Compensation Committee uses plan guidelines as well as its judgment and discretion in deciding the mix and value of equity incentive compensation. Various types of equity awards, including restricted stock and stock options, are considered to motivate executives to act like stockholders and to focus on the long-term performance of the business. Restricted stock and stock options are designed to mirror stockholder interests and make executives sensitive to upside potential and stockholder gains, as well as to downside risk, because a change in the stock price affects overall compensation.
Equity incentives, that typically vest over a 3 or 4-year period, historically have been designed as performance-based awards with payout determined by Company performance and subject to adjustment based on individual performance. However, the Compensation Committee retains discretion to make awards for achievement outside of the targets set forth in the incentive plan.

Elements of Executive Compensation
We typically structure our executive compensation program using the following compensation elements:

•	Base salary;

•	Performance-based annual cash incentive awards;

•	Performance-based annual equity incentive awards (with 3 or 4-year vesting periods); and

•	Post-termination compensation (retirement benefits as well as severance and change in control arrangements).
From time to time, the Compensation Committee also will grant an equity award to a named executive officer in recognition of a promotion and the increased responsibility that the promotion entails or to recognize outstanding performance.
The compensation program also includes minimal perquisites and other personal benefits (primarily a charitable contribution match). In addition, named executive officers generally participate in our health and welfare plans on the same basis as other full-time employees.
The objective for each element of compensation is described below.

Element of Compensation		Objective
Base Salary	•	Provide a competitive level of secure cash compensation; and
	•	Reward individual performance, level of experience, and responsibility.
Performance-Based Annual Cash Incentive Award	•	Provide variable cash compensation opportunity based on achievement of annual performance goals for year-over-year improvement in financial performance; and
	•	Reward individual performance and overall Company performance.
Performance-Based Annual Equity Incentive Award	•	Provide variable equity compensation opportunity based on achievement of annual performance goals;
	•	Reward individual performance and overall Company performance;
	•	Encourage and reward long-term appreciation of stockholder value;
	•	Encourage long-term retention through three-year and four-year vesting periods for awards; and
	•	Align interests of executives with those of stockholders.
Post-Termination Compensation	•	Encourage long-term retention through pension benefits; and
•
Provide a measure of security against possible employment loss, through a change in control or severance agreement, in order to encourage the executive to act in the best interests of the Company and stockholders.

Base Salary
The Compensation Committee sets base salary to be competitive with the general market. The base salary is designed to attract talented executives and provide a secure base of cash compensation. Salary adjustments may be made annually as merited or on promotion to a position of increased responsibility. The base salaries of executives generally are set near or below the 50th percentile, although it is set much lower in the case of Mr. Nagel, as described below. For the named executive officers, the Compensation Committee considers the peer group data described above in determining market levels.
In accordance with our pay for performance philosophy, Mr. Nagel’s salary of $600,000 is in the bottom quartile of the peer group and has not been increased since 2004. For fiscal 2018, Mr. Reece received a base salary increase to $475,000 from $455,000 based on individual performance and market data; Mr. Reece had not received an increase in base salary for 2 years. Mr. Vernerey joined the Company in fiscal 2018.
Incentive Compensation Programs
As part of our “pay for performance” philosophy, a substantial portion of our named executive officers’ total compensation opportunity is provided in the form of annual incentive awards consisting of two performance-based elements: cash and equity.

•
Annual cash incentive awards are earned only if we achieve specific annual year-over-year improvement in Company financial performance and individual performance objectives, which we believe focuses our executives’ efforts on company results that directly impact our stock price and link individual performance to our long-term strategic plan.

•
Annual equity incentive awards are earned only if we achieve specific annual Company performance goals. The equity awards have three or four-year vesting schedules designed to align executive compensation with long-term stockholder interests. The extended vesting schedule for the equity awards mitigates against unnecessary or excessive risk.

Each of these incentive compensation programs, including the specific Company performance goals for each program for fiscal 2018, is described in more detail below.
Annual Cash Incentive Awards
Performance-based annual cash incentive compensation is a key component of our executive compensation strategy. This element is designed to be a significant performance-based component of overall compensation. Annual cash incentive awards are made under the Acuity Brands, Inc. 2017 Management Cash Incentive Plan (the “Annual Cash Incentive Plan”), which was approved by stockholders at the January 2018 annual meeting. The Annual Cash Incentive Plan is designed to motivate executive officers to attain specific annual performance objectives that, in turn, further our long-term objectives.
At the start of a fiscal year, an individual annual cash incentive target, stated as a percentage of base salary, is determined for each participant. Measures of Company financial performance for the fiscal year are also determined. The actual award earned is based on both our financial performance for the fiscal year and the participant’s individual performance for the fiscal year.
Financial Performance—General
At the beginning of the fiscal year, the Compensation Committee selects the annual financial performance measures and sets the annual financial performance goals at the threshold, target, and maximum levels, which determine payouts. Approximately 1,300 salaried employees participate in the Annual Cash Incentive Plan, including the named executive officers. Achieving target financial performance would yield an award of 100% of the target amount set at the beginning of the year, excluding any individual performance factor.
Actual financial performance for the fiscal year determines the total amount of dollars available for the incentive pool for annual cash incentive awards to all eligible employees, including the named executive officers. Financial performance percentages are interpolated for performance falling between stated performance measures.
When deciding what company financial measures to use at the start of a fiscal year and the threshold, target and maximum levels of achievement of those measures, the Compensation Committee carefully considers the state of our business, including the prevailing economic environment, and what financial measures are most likely to focus the participants, including the named executive officers, on making decisions that deliver annual results aligned with long-term goals. The Compensation Committee considers management’s recommendations regarding the appropriate financial measures and the annual improvement targets for such measures. The financial measures are chosen from an array of possible financial measures included in the Annual Cash Incentive Plan.
Fiscal 2018 Financial Performance Measures and Weighting
The performance measures and weighting for fiscal 2018 awards were established by the Compensation Committee and ratified by the Board of Directors early in fiscal 2018, based on long-term upper quartile performance measures for mid-to-large cap companies. These performance measures and weightings are consistent with those selected by the Compensation Committee for fiscal 2017.

Performance Measure	Weighting
Adjusted diluted earnings per share	34%
Adjusted consolidated operating profit margin	33%
Adjusted cash flow	33%
Performance measures are calculated as follows:

•	Adjusted diluted earnings per share is computed by dividing net income available to common stockholders by diluted weighted average number of shares and adjusted as described below.

•	Adjusted consolidated operating profit margin is calculated as operating profit divided by net sales and adjusted as described below.

•
Adjusted cash flow is calculated as cash flow from operations, minus capital expenditures, plus cash received on sale of property, plus or minus cash flow from significant foreign currency fluctuations, and adjusted as described below.

Each of the performance measures are adjusted to exclude the impact of: (i) streamlining activities and asset impairments, (ii) distortive effect of dispositions and/or acquisitions including purchase accounting adjustments, (iii) significant changes in foreign currency, (iv) significant changes in tax law or rate, (v) stock repurchases, (vi) refinancing or extinguishment of debt, (vii) changes in accounting principles or accounting policies, and (viii) any other unusual gain or loss or event deemed appropriate by the Committee.
Individual Performance
Performance of individual participants in the Annual Cash Incentive Plan, including the named executive officers, is evaluated after the end of the fiscal year by:

•	Comparing actual performance to daily job responsibilities and pre-established individual objectives consistent with overall company objectives, and

•	Considering, on a qualitative basis, whether the individual’s performance reflects our corporate values and business philosophies, such as continuous improvement.
The individual objectives for Mr. Nagel were set with the approval of the Compensation Committee. The individual objectives for the other named executive officers were set after individual discussion with the chief executive officer. They include objectives that are common across all executives, and objectives specific to each individual’s role at our Company. For example, an individual objective common for all of the named executive officers included the further development and implementation of continuous improvement (or “Lean”) processes and culture within the Company. At the end of the fiscal year, each participant, including each named executive officer, is given an individual performance management process (“PMP”) rating (a “PMP Rating”), which is translated to a PMP Payout Percentage.
The maximum PMP Payout Percentage that can be earned by participants in the plan is 150%. At the end of the fiscal year, the Compensation Committee or the Board, as applicable, selects the precise payout percentage within the range based on factors such as level of responsibility and impact on our performance, with calibrations made across comparable positions to achieve consistency of the percentages selected.
The table below sets forth the PMP Ratings and the possible PMP Payout Percentages for all participants for fiscal 2018.

	Range of PMP Payout Percentage
PMP Rating	Minimum	Maximum
Breakthrough	110%	150%
Exceeds Expectations	85%	130%
Meets Expectations	70%	110%
Does Not Meet Expectations	0%	70%
Determination of Award
The level of financial performance is determined after the end of the fiscal year based on actual Company results compared to the financial measures set at the beginning of the fiscal year. In addition, the chief executive officer reports to the Compensation Committee summarizing the individual performance goals and achievements of the named executive officers, including himself. The Compensation Committee considers his report in determining the awards. Under the Annual Cash Incentive Plan, the amount of each actual annual cash incentive award, including the awards to the named executive officers, would be determined as follows:
Base Salary x (Annual Cash Incentive Target % x Financial Performance Payout %) x PMP Payout %
The Annual Cash Incentive Target Percentage, representing the percentage of base salary used in the determination of the award, is set by the Compensation Committee for each of the named executive officers. For fiscal 2018, they were as follows: Mr. Nagel–200%; Mr. Reece–125%; Mr. Vernerey–125%; and Mr. Black–NA.
The Financial Performance Payout Percentage at target is 100% in the Annual Cash Incentive Plan.

For example, the calculation for Mr. Nagel’s annual cash incentive award, assuming that company performance was at target and that he received an actual PMP Rating of “Exceeds Expectations” equivalent to a PMP Payout Percentage of 100%, would be as follows:
$600,000  x  (200%  x 100%)  x  100%  =  $1,200,000
Fiscal 2018 Annual Cash Incentive Award
Our Compensation Committee sets performance levels at threshold, target, and maximum based on improvement in annual financial metrics that correlate with the long-term financial performance of mid-to-large cap companies. The “target” performance level set under the plan required that the annual growth in our financial performance be at the 50th percentile level as historically demonstrated by mid-to-large cap companies with the objective of providing target total compensation at the industry median-level. In order to achieve upper-quartile total compensation, annual improvement in our financial performance should be consistent with upper-quartile levels of improvement demonstrated by mid-to-large cap companies. The maximum award is designed to reward only exceptional performance.

($ millions, except earnings per share)	Weighting	Performance Objectives			Fiscal 2018 Performance (1)
		Threshold	Target	Maximum
Performance Measures
Adjusted diluted earnings per share	34%	$7.68	$8.41	$10.87	$6.68
Adjusted consolidated operating profit margin	33%	15.1%	15.2%	17.0%	12.6%
Adjusted cash flow	33%	$324	$355	$459	$310

(1)
For fiscal 2018, performance results were adjusted to exclude the performance of acquisitions (Lucid Design Group and IOTA Engineering) and professional fees incurred to acquire the businesses. Additionally, performance results were adjusted to exclude the net special charge for streamlining activities less the financial benefits from such activities, gain associated with the sale of the Company’s Spanish lighting business, benefit of share repurchases, and the benefit from the reduction in the income tax rate due to the passage of the Tax Cuts and Jobs Act in December 2017. Adjusted performance measures do not add back amortization expense for acquired intangible assets and share-based compensation expense.

In October 2018, based on the Compensation Committee’s certification of performance with respect to fiscal 2018 annual cash incentive targets using information prepared by the Company’s finance department, the independent members of the Board approved the Compensation Committee’s recommendations with respect to fiscal 2018 annual cash incentives for the named executive officers.
For 2018, the performance metrics under the Annual Cash Incentive Plan were not achieved, and no Annual Cash Incentive Payments were made to any of the named executive officers.
The following table outlines the threshold, target, maximum, and actual 2018 awards earned under the Annual Cash Incentive Plan for each of the named executive officers for fiscal 2018 as a dollar amount (in thousands).

($ in thousands) Named Executive Officer	Annual Incentive Target %	Threshold ($)	Target ($)	Maximum ($) (1)	Actual 2018 Annual Incentive Award Payout ($)	Discretionary Award Payout ($)
Vernon J. Nagel	200	—	1,200	6,000	—	—
Richard K. Reece	125	—	594	3,563	—	750
Laurent J. Vernerey	125	—	594	3,563	—	750
Mark A. Black (2)	NA	NA	NA	NA	NA	NA

(1)	The maximum award is capped by the Annual Cash Incentive Plan’s limit of a $6.0 million maximum award payable to an individual participant for any fiscal year.

(2)	Mr. Black was not eligible for an annual cash incentive award due to his retirement in fiscal 2018.
The Compensation Committee and Board approved a discretionary cash bonus of $750,000 for each of Messrs. Reece and Vernerey; no discretionary cash bonus was approved for Mr. Nagel. The Compensation Committee and Board recognized the performance of Acuity Brands’ executive management team in a year in which the Company faced a difficult market environment.  The Compensation Committee and the Board considered the motivation and retention of the executive management team to be of paramount importance to the Company and its stockholders as Acuity Brands moves forward in the execution of its long-term strategic plan.  In consideration of the value of the Company’s executive management, the Compensation Committee and Board unanimously agreed to recognize Messrs. Reece and Vernerey with the award of annual discretionary cash bonuses of $750,000 each for their individual performance for 2018 even though the threshold performance objectives set for the Annual Cash Incentive Plan were not achieved.  In addition, the Compensation Committee and Board fully recognized the contributions and leadership of Mr. Nagel during 2018 and expressed full confidence in and support of Mr. Nagel’s continued prominent role in leading Acuity Brands in the years ahead.  In lieu of awarding Mr. Nagel a discretionary annual bonus, the Committee and Board felt that it was more important to award Mr. Nagel with a $2,500,000 long-term equity grant for his 2018 performance which better aligns with the prominence of his role as CEO and the leader of the Company’s long-term business strategy.
The Compensation Committee also approved discretionary cash bonuses for the remainder of the participants in the Annual Cash Incentive Plan to recognize performance in a difficult market environment as well as to motivate and retain employees in the current tight labor market. The discretionary bonuses were based on a funded incentive pool equivalent to the achievement of “target” performance. Additionally, as part of our overall “pay for performance” philosophy, we maintain an annual discretionary incentive plan covering all salaried employees who are not eligible to participate in the Annual Cash Incentive Plan. The incentive plan is designed to reward growth in operating profit. While operating profit did not increase in fiscal 2018, salaried employees not eligible to participate in the Annual Cash Incentive Plan received a discretionary payout of approximately 3% of their annual base compensation to recognize performance in a difficult market environment as well as to motivate and retain employees in the current tight labor market.
Annual Equity Incentive Awards
A substantial portion of the total direct compensation of our named executive officers is delivered in the form of annual equity awards, including restricted stock and stock options. Equity incentive awards are generally granted on an annual basis and are allocated based on the achievement of an annual Company financial target and individual performance ratings. From time to time, the Compensation Committee will grant equity awards in recognition of a promotion and the increased responsibility that the promotion entails or to recognize outstanding performance.
Awards are made under the stockholder-approved Amended and Restated Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (“Equity Incentive Plan” or “EIP”). The purpose of the EIP is to enable executive officers and other eligible employees to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our Company. The EIP creates a pool of equity available for annual grants to all eligible employees, including the named executive officers. In fiscal 2018, there were approximately 400 eligible participants in the EIP. The Compensation Committee believes that awards under the EIP promote a long-term focus on our profitability due to the multi-year vesting period under the plan.
At the beginning of each year, the Compensation Committee selects performance criteria, upon which awards under the EIP are based, from the range of performance measures contained in the EIP. Specific performance goals for the fiscal year are set by the Compensation Committee. The total equity incentive award payments to all eligible employees under the EIP cannot exceed 8% of adjusted consolidated operating profit before expenses associated with the EIP.
Target awards are determined as a percentage of each participant’s salary. Achieving target company financial performance yields an award of 100% of the target award for the participant, excluding any individual performance factor.
Final awards for each participant are determined by comparing actual Company performance against the established performance criteria for the year. Final awards also take into account each individual’s PMP Rating. Individual performance is evaluated in the same manner as under the Annual Cash Incentive Plan, except that the payout factor is as follows:

PMP Rating	PMP Payout Percentage
Breakthrough	Up to 150%
Exceeds Expectations	Up to 125%
Meets Expectations	Up to 100%
Does Not Meet Expectations	Up to 75%
The Compensation Committee selects the precise payout percentage within the range based on factors such as level of responsibility and impact on our performance with calibrations made across comparable positions to achieve consistency of the percentages selected.
The dollar amount of each actual EIP award, including the named executive officers, is determined as follows:
Base Salary x (Individual EIP Target % x Financial Performance Payout %) x PMP Payout %

The Individual EIP Target Percentage, representing the percentage of base salary used in the determination of the award, is set by the Compensation Committee for each of the named executive officers. For fiscal 2018, they were as follows: Mr. Nagel–350%; Mr. Reece–175%; Mr. Vernerey–175%; and Mr. Black–NA. The Individual EIP Target Percentage for Mr. Reece was increased from 150% in the prior year. The increase was based on market data and Mr. Reece’s individual performance for fiscal 2017.
The Compensation Committee, in its discretion and taking into account the recommendations of the chief executive officer, may increase or decrease awards under the EIP.
If an award is earned under the EIP for the year, the Compensation Committee determines the combination of restricted stock and stock options into which the final dollar denominated EIP awards are converted to achieve the appropriate blend of (a) stockholder alignment, (b) compensation risk, (c) focus on long-term stock price appreciation, (d) executive retention, (e) cost effectiveness, and (f) efficient share utilization.
Under the EIP, restricted stock generally vests over a four-year period. Dividends accrue on the restricted stock, but are not paid until the underlying restricted stock vests. Stock options have an exercise price equal to the closing price on the date of grant and generally vest over a three-year period.
Fiscal 2018 Equity Incentive Awards
Consistent with prior years, the Compensation Committee determined that the performance criterion for equity incentive awards for fiscal 2018 was diluted earnings per share, adjusted for the impact of unusual items as described below in further detail. The Compensation Committee set the target under the EIP to require a year-over-year improvement in adjusted diluted earnings per share.
For fiscal 2018, the target was $8.40, with a threshold of $6.90 and a maximum of $9.25. The award formula payout percentage is 0% for threshold performance, 100% for target performance, and 150% for maximum performance. The payout percentage used in the award formula is capped at 150%, even if actual performance exceeds the level of performance corresponding to the maximum payout percentage.
For fiscal 2018, diluted earnings per share for purposes of the EIP were adjusted to exclude the performance of acquisitions (Lucid Design Group and IOTA Engineering) and professional fees incurred to acquire the businesses. Additionally, performance results were adjusted to exclude the net special charge for streamlining activities less the financial benefits from such activities, gain associated with the sale of the Company’s Spanish lighting business, benefit of share repurchases, and the benefit from the significant reduction in the income tax rate due to the passage of the Tax Cuts and Jobs Act of 2017. Adjusted performance measures do not add back amortization expense for acquired intangible assets and share-based compensation expense. We calculated adjusted diluted earnings per share by dividing net income adjusted for the aforementioned items available to common stockholders by diluted weighted average number of shares.
Actual adjusted diluted earnings per share for fiscal 2018 for purposes of the EIP of $6.68 was less than the threshold of $6.90 and resulted in no earned payout.
The following table outlines the fiscal 2018 award targets and actual equity incentive award values for each of the named executive officers as a dollar amount (in thousands).

($ in thousands)
Named Executive Officer	Individual Target %	Threshold ($)	Target ($)	Maximum ($)	Actual 2018 Earned Incentive Award ($)	Discretionary Award ($)
Vernon J. Nagel	350	—	2,100	4,725	—	2,500
Richard K. Reece	175	—	831	1,870	—	1,050
Laurent J. Vernerey	175	—	831	1,870	—	1,050
Mark A. Black (1)	NA	NA	NA	NA	NA	NA

(1)	Mr. Black was not eligible for an equity incentive award due to his retirement in fiscal 2018.
For 2018, the Board and Compensation Committee approved a discretionary equity award of $2,500,000 for Mr. Nagel and $1,050,000 for each of Messrs. Reece and Vernerey. As noted earlier, the Board and Compensation Committee are fully supportive of Acuity Brands’ executive management team and their contributions and leadership of the Company during the difficult fiscal 2018 performance year. Even though the Company failed to achieve its performance goal and the threshold level of performance of its EIP, the Compensation Committee and Board elected to award discretionary long-term equity incentive awards to Messrs. Nagel, Reece, and Vernerey. These awards recognize both the individual and collective contributions of the Acuity Brands’ executive management team. It is the goal of these long-term awards to better align executive management’s interests with the interests of the Company’s stockholders and to incentivize the successful execution of the Acuity Brands’ long-term business strategy and plan.
The Compensation Committee also approved discretionary equity awards for the remainder of the EIP participants to recognize performance in a difficult market environment as well as to motivate and retain employees in the current tight labor market. The discretionary awards were equivalent to “target” performance.
The following table provides details about the number of shares of restricted stock and stock options that were granted to the named executive officers by the Board, as recommended by the Compensation Committee. The awards vest over a 3 and 4-year period in an effort to align management’s compensation with the long-term interests of stockholders. In determining the allocation of equity awards between restricted stock and stock options, the Compensation Committee considered the items (a) through (f) described above. Two-thirds of the value of the discretionary equity award was allocated to restricted stock, and one-third of the value was allocated to stock options. To determine the number of shares of restricted stock, the allocated value was divided by the closing price of our stock on October 24, 2018, the date of grant. To determine the number of stock options, the allocated value was divided by the Black-Scholes value of our stock on the date of grant.

($ in thousands, except Exercise Price of Stock Option)
Named Executive Officer	Number of Shares of Restricted Stock	Number of Shares Underlying Stock Option	Exercise Price of Stock Option ($)	Grant Date Fair Value of Restricted Stock and Stock Option Award ($)
Vernon J. Nagel	14,323	24,467	116.36	2,500
Richard K. Reece	6,016	10,276	116.36	1,050
Laurent J. Vernerey	6,016	10,276	116.36	1,050
Under SEC rules, because the discretionary equity awards were granted on October 24, 2018, which was after the end of fiscal 2018, the grant date fair values for these awards are not included in the Fiscal 2018 Summary Compensation Table and the awards are not reflected in the Outstanding Equity Awards at Fiscal 2018 Year-End table. The values will be included in the Summary Compensation Table and reflected in the other compensation tables in fiscal 2019.
Executive Perquisites
Perquisites and other personal benefits comprised a minimal portion of our executive compensation program. The only perquisite or other personal benefit provided by us to executive officers in fiscal 2018 was a Company match on charitable contributions of $5,000 for each of Messrs. Nagel and Reece.
Retirement Benefits
We provide retirement benefits under a number of defined benefit retirement plans. As of December 31, 2002, we froze the pension benefits under certain plans for all participants. This means that, while participants retain the pension benefits already accrued, no additional pension benefits accrue after the effective date of the freeze. However, executives formerly covered by the frozen pension plan receive a supplemental annual contribution under a deferred compensation plan, which is designed to replace benefits lost when the pension plan was frozen.
Effective January 1, 2003, we implemented the 2002 Supplemental Executive Retirement Plan (“SERP”), which was amended in October 2012. The SERP provides a monthly benefit equal to 2.8% of average cash compensation (base salary and annual cash incentive payment, using the average for the three highest consecutive year period during the participant’s service with the Company) multiplied by years of services as an executive officer (up to a maximum of 10 years) divided by 12. The SERP was amended and restated, effective as of June 26, 2015, in the following significant respects:

•
An incremental benefit was added for participants who were actively employed by the Company on June 26, 2015 (or who first become a participant on or after June 26, 2015). The incremental benefit provides a monthly benefit for 180 months commencing at age 60 equal to 1.4% of the participant’s “average annual compensation” multiplied by his years of credited service not to exceed 10 years, divided by 12. Participants may elect to receive the actuarial equivalent of the incremental benefit in the form of a lump sum cash payment.

•
The definition of actuarial equivalent (with respect to accrued benefits other than the participant’s vested accrued benefit as of December 31, 2004) was changed. Prior to the amendment, the definition of actuarial equivalent used an interest rate equal to the lesser of 7% per annum or the yield on 10-Year U.S. Treasury Bonds plus 1.5%; after the amendment, an interest rate equal to the lesser of 2.5% per annum or the yield on 10-Year U.S. Treasury Bonds will be used.

•
Upon the occurrence of a Section 409A change in control event (as defined in the SERP), the SERP shall be terminated consistent with the requirements of Treasury Regulation section 1.409A-3(j)(4)(ix)(B), and the Company shall, within five (5) days of such an event, pay to each participant a lump sum cash payment equal to the lump sum actuarial equivalent of the participant’s accrued benefit as of such date.

•
If any action at law or in equity is necessary for a participant to enforce or interpret the terms of the SERP, the Company shall promptly pay the participant’s reasonable attorneys’ fees and other reasonable expenses incurred with respect to such action.

The SERP was amended effective July 12, 2018 to allow for distributions from the plan in the event of an unforeseeable emergency by participants.
SERP benefits are generally payable for a 15-year period following retirement (as defined in the SERP). Each of the named executive officers participated in the SERP in fiscal 2018.
We also maintain several deferred compensation plans which are described below under “Fiscal 2018 Nonqualified Deferred Compensation.” The plans are designed to provide eligible participants an opportunity to defer compensation on a tax-efficient basis. Under certain plan provisions, we make contributions to participants’ accounts.
We maintain defined contribution plans (“401(k) plans”) for our eligible U.S. employees. The 401(k) plans provide for employee pre-tax contributions as well as employer matching contributions for salaried participants and certain hourly participants that do not participate in qualified defined benefit plans.
Change in Control Agreements
We have change in control agreements with our named executive officers that provide for separation payments and benefits, consistent with common market practices among our peers, upon qualifying terminations of employment in connection with a change in control of our Company. The Board intends for the change in control agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of our Company and our stockholders. For additional information on the change in control arrangements see “Potential Payments upon Termination—Change in Control Agreements” below.
Severance Agreements
To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our named executive officers. Accordingly, we have entered into severance agreements with each of our named executive officers.
The severance agreements contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition and are subject to the execution of a release. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control.
For additional information on the severance arrangements see “Potential Payments upon Termination or Change in Control—Severance Agreements” below.
Compensation and Governance Policies and Practices
Equity Ownership Requirements
Our named executive officers are subject to a share ownership requirement. The requirements are intended to ensure that our executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification. The share ownership requirement provides that, over a four-year period, the named executive officers will attain ownership in our common stock valued at a multiple of their annual base salary as set forth in the following table.

Multiple of Salary
Vernon J. Nagel	4X
Richard K. Reece	3X
Laurent J. Vernerey	3X
The stock ownership of each named executive officer that was our employee at the end of the fiscal year currently exceeds their requirement. For these purposes, ownership includes stock held directly, interests in restricted stock, stock acquired through our employee stock purchase plan, and investments in our stock through our 401(k) plan. Stock options are not taken into consideration in meeting the ownership requirements.
Hedging, Pledging, and Insider Trading Policy
Our insider trading policy prohibits our employees, officers and directors from hedging their ownership of our common stock, including the prohibition from engaging in short sales of our common stock and from purchasing or selling any derivative securities, or entering into any derivatives contracts relating to our securities. Our insider trading policy also prohibits our employees, officers, and directors from purchasing or selling Acuity Brands securities while in possession of material non-public information.
Our insider trading policy prohibits our executive officers and directors from pledging our common stock. None of our named executive officers or directors holds any of our stock subject to pledge.
Clawback Policy
We have a recoupment or “clawback” policy in order to further align the interests of key employees with the interests of our stockholders and strengthen the link between total compensation and the Company’s performance. Under this policy, we may seek to recover or “clawback” incentive-based compensation from any current or former named executive officers and their direct reports who received incentive-based compensation during the three-year period preceding the date on which we announce that we are required to restate any previously issued financial statements due to material noncompliance with any financial reporting requirement under federal securities laws.
Under the policy, the amount to be recovered will be based on the excess of the incentive based-compensation paid to the employee based on the erroneous data over the incentive based-compensation that would have been paid to the employee if the financial accounting statements had been as presented in the restatement. Incentive-based compensation is defined broadly to include bonuses, awards or grants of cash or equity under any of the Company’s short or long-term incentive compensation or bonus plans, including but not limited to the Annual Cash Incentive Plan and the EIP, in each instance where the bonuses, awards or grants are based in whole or in part on the achievement of financial results. The policy gives the Compensation Committee discretion to interpret and apply the policy.
Equity Award Grant Practices
Annual equity awards under the EIP are approved by the Compensation Committee and the independent members of the Board following the end of the fiscal year. The chief executive officer may make interim equity awards to employees, other than the named executive officers, from a previously approved discretionary share pool on the first business day of each fiscal quarter based on prescribed criteria established by the Compensation Committee. We do not time the granting of equity awards to the disclosure of material information.
Compensation Risk Analysis
Because performance-based incentives play a large role in our overall executive compensation program, we believe that it is important to ensure that these incentives do not result in our executives taking actions that may conflict with our long-term best interests. The Compensation Committee considers risk in designing the compensation program with the goal of appropriately balancing annual incentives and long-term performance. We address this in several ways:

•
The various financial performance measures that are set under the Annual Cash Incentive Plan and EIP are balanced and typically based upon year-over-year improvement levels that are reviewed and approved by the Board and that we believe are challenging and yet attainable without the need to take inappropriate risks or make material changes to our business or strategy.

•
Awards under the EIP are made in the form of equity grants that vest over time. We believe the three and four year vesting of the equity awards plays an important role in mitigating unnecessary or excessive risk taking.

•	The Annual Cash Incentive Plan and the EIP have maximum payout limitations for each participant and on the total amount of payments to all eligible employees in a fiscal year.

•
Because the value of the equity awards is best realized through long-term appreciation of stockholder value, especially when coupled with our stock ownership guidelines (described above), we believe this encourages a long-term growth mentality among our executives and aligns their interests with those of our stockholders.

After reviewing the design of our compensation programs with management, the Compensation Committee concluded that our compensation program does not encourage management to take excessive risks and serves the stockholders’ best interests in our sustained long-term performance by including an appropriate balance of financial performance measures, extended vesting schedules, and significant stock ownership requirements.
Role of Compensation Consultant
Under its charter, the Compensation Committee is authorized to engage outside advisors at our expense. In fiscal 2018, the Compensation Committee engaged the compensation consulting firm of Pay Governance. Pay Governance provides no additional consulting services to us.
The Compensation Committee periodically approves an engagement letter that describes the duties to be performed by the consultant and the related costs. Under the terms of existing engagement letters, Pay Governance performed the following services for the Compensation Committee in fiscal 2018, in addition to preparation for and attendance at meetings of the Compensation Committee:

•	Peer group and market pricing analysis for the chief executive officer and the other named executive officers;

•	Assistance and support on various issues, including updates related to evolving executive compensation and governance trends; and

•	Review of the draft proxy statement and input and disclosure suggestions.
The chairman of the Compensation Committee may make additional requests of the compensation consultant during the year on behalf of the Committee.
In September 2018, the Compensation Committee considered the independence of Pay Governance. The Compensation Committee requested and received a letter from Pay Governance addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee reviewed these factors and concluded that the consultant is independent and that the work of the consultant did not raise any conflict of interest.
Role of Executive Officers
As discussed above, the chief executive officer reports to the Compensation Committee on his evaluations of the senior executives, including the other named executive officers. He makes compensation recommendations for the other named executive officers with respect to base salary, merit increases, and annual cash bonus and equity incentive awards, which are the basis of discussion with the Compensation Committee. The chief financial officer evaluates the financial implications of any proposed Compensation Committee action.
At the request of the Compensation Committee, meetings of the Compensation Committee are regularly attended by the chief executive officer and the corporate secretary.
Tax Deductibility Policy
It has been our policy to structure and administer our cash bonus and equity incentive compensation plans for our CEO and the other named executive officers to maximize the tax deductibility of the payments as “performance-based compensation” to the extent practicable for purposes of Section 162(m) of the Internal Revenue Code. In fiscal 2017, all such performance-based compensation was deductible. Effective for fiscal 2018, the Tax Cuts and Jobs Act of 2017 eliminated the Section 162(m) provisions exempting performance-based compensation from the $1 million deduction limit. The Committee will continue to consider the tax deductibility of compensation and recognizes that it may provide compensation that is not fully tax deductible if it determines that such action is appropriate and in the best interests of the Company.

EXECUTIVE COMPENSATION
Fiscal 2018 Summary Compensation Table
The following table presents compensation data for the named executive officers for fiscal 2018, 2017 and 2016. Because we had only four executive officers during fiscal 2018, all are considered named executive officers under SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Vernon J. Nagel	2018	600,000	—	1,333,381	666,654	—	(208,257)	64,577	2,456,355
Chairman, President and Chief Executive Officer	2017	600,000	—	3,333,623	1,666,379	—	2,047,080	61,819	7,708,901
	2016	600,000	—	3,333,320	1,666,681	5,000,000	4,615,999	59,516	15,275,516

Richard K. Reece	2018	468,333	750,000	666,691	333,327	—	(51,796)	14,894	2,181,449
Executive Vice President and Chief Financial Officer	2017	455,000	—	1,666,812	833,276	—	847,969	14,536	3,817,593
	2016	451,250	—	1,000,141	499,983	2,000,000	2,817,627	12,147	6,781,148

Laurent J. Vernerey (6)	2018	356,250	750,000	2,000,074	—	—	337,638	6,983	3,450,945
Executive Vice President
Mark A. Black (6)	2018	229,583	NA	NA	NA	NA	(482,373)	545,681	292,891
Former Executive Vice President	2017	455,000	—	1,666,812	833,276	—	1,141,035	9,547	4,105,670
	2016	451,250	—	1,000,141	499,983	2,000,000	4,047,509	9,645	8,008,528
 _______________

(1)
Messrs. Reece and Vernerey received discretionary cash bonuses for fiscal 2018 in recognition of their the individual performance and to aligned their long-term interests with that of stockholders. For more information, see “Compensation Discussion and Analysis–Elements of Executive Compensation–Fiscal 2018 Annual Cash Incentive Award.

(2)
Represents the aggregate grant date fair value of restricted stock and option awards granted during the applicable fiscal year. The stock and option awards for Messrs. Nagel and Reece were based on fiscal 2017 performance. The stock award for Mr. Vernerey represents an initial grant of restricted stock upon his employment with the Company on November 1, 2017. The assumptions used to value option awards granted in and prior to fiscal 2018 can be found in Note 9 to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2018. Restricted stock awards are valued at the closing price on the NYSE on the grant date. For information regarding stock and options awards granted in fiscal 2019 based on fiscal 2018 performance, see “Compensation Discussion and Analysis–Equity Incentive Awards–Fiscal 2018 Equity Incentive Awards.”

(3)
Represents amounts earned under the Annual Cash Incentive Plan for the applicable fiscal year. For fiscal 2018, no annual cash incentive payments were awarded to the named executive officers. For more information, see “Compensation Discussion and Analysis–Elements of Executive Compensation–Fiscal 2018 Annual Cash Incentive Award.”

(4)
Represents the increase or decrease in the actuarial present value of benefits under the SERP. The decrease in the pension value for fiscal 2018 for Messrs. Nagel, Reece and Black was attributable to an increase in the discount rate. The increase in the pension value for fiscal years 2016 and 2017 was primarily attributable to an increase in accrued benefits resulting from higher average annual compensation earned through fiscal 2016. The increase in pension value for fiscal 2016 was also attributable to a decrease in the discount rate. There are no above-market earnings for our deferred compensation plans. For more information, see “Pension Benefits in Fiscal 2018” and “Fiscal 2018 Nonqualified Deferred Compensation.”

(5)	For fiscal 2018, All Other Compensation includes the following:

	Non-qualified Deferred Compensation Plan Contributions ($)	401(k) Match ($)	Company Match on Charitable Contributions ($)	CIC and/or Separation Payments/ Accruals ($)	Total All Other Compensation ($)
Mr. Nagel	49,701	9,876	5,000	—	64,577
Mr. Reece	—	9,894	5,000	—	14,894
Mr. Vernerey	—	6,983	—	—	6,983
Mr. Black (a)	—	1,966	—	543,715	545,681

(a)
The separation payment shown for Mr. Black consists of a $543,715 lump sum paid in lieu of the value of a restricted stock award scheduled to vest on June 1, 2018 as his retirement date was mutually agreed to be accelerated to April 30, 2018. See “Executive Compensation – Potential Payments upon Termination or Change in Control – Separation Payment” for additional information.

(6)	Mr. Vernerey joined the Company on November 1, 2017. Mr. Black’s role and responsibilities were reduced on December 21, 2017 and he retired from the Company on April 30, 2018.

Fiscal 2018 Grants of Plan-Based Awards
The following table provides information about equity and non-equity awards for fiscal 2018 for each of the named executive officers. Non-equity incentive plan awards are made under the Annual Cash Incentive Plan and equity awards are made under the Equity Incentive Plan.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Vernon J. Nagel		—	1,200,000	6,000,000	—	2,100,000	4,725,000
	10/25/17								15,922	156.39	666,654
	10/25/17							8,526			1,333,381
Richard K. Reece		—	593,750	3,562,500	—	831,250	1,870,313
	10/25/17								7,961	156.39	333,327
	10/25/17							4,263			666,691
Laurent J. Vernerey		—	593,750	3,562,500	—	831,250	1,870,313
	10/25/17							12,069			2,000,075

Mark A. Black		NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
_______________

(1)
These columns show the possible fiscal 2018 payout for each named executive officer under the Annual Cash Incentive Plan if the threshold, target, or maximum goals were achieved. For fiscal 2018, no payouts were awarded. See “Compensation Discussion and Analysis–Elements of Compensation–Fiscal 2018 Annual Cash Incentive Award” for a description of the program.

(2)
These columns show the potential value, in dollars, of the fiscal 2018 equity payout for each named executive officer for annual equity incentive awards if the threshold, target, or maximum goals were achieved. Target and maximum awards assume a PMP Payout Percentage of 100% and 150%, respectively. For fiscal 2018, no equity incentive awards were earned, however, the Compensation Committee granted discretionary awards which were granted on October 24, 2018. Because the grants were made after the end of the fiscal year, they do not appear in the table. See “Compensation Discussion and Analysis–Elements of Compensation–Fiscal 2018 Equity Incentive Awards” for a description of the program.

(3)
These columns show the number of restricted shares and stock options granted on October 25, 2017 to Messrs. Nagel and Reece as equity incentive awards with respect to fiscal 2017 performance. The restricted shares for Mr. Vernerey were granted when he joined the Company in November 2017. Mr. Black did not receive restricted shares or stock options for fiscal 2017 performance due to his planned retirement in fiscal 2018. The restricted stock grants vest ratably in four equal annual installments beginning one year from the grant date, except a portion of Mr. Vernerey’s restricted stock award (2,414 shares) was designated as a sign-on bonus and vest one year from the grant date. Dividends are paid on the restricted shares at the same rate as for other outstanding shares; dividends accrue and are only paid when the underlying restricted shares vest. The stock options vest ratably in three equal annual installments beginning one year from the grant date and expire at the end of ten years.

(4)
This column shows the grant date fair value of the restricted stock and the stock options under the Accounting Standards Codification Topic 718. The grant date fair value of restricted stock awards is calculated using the closing price of our common stock on the NYSE on the grant date. The grant date fair value of the stock options is calculated at the time of the award using the Black-Scholes Model. The assumptions used to value option awards granted can be found in Note 9 to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2018.

Outstanding Equity Awards at Fiscal 2018 Year-End
The following table provides information on the holdings of stock options and restricted stock awards by the named executive officers at August 31, 2018. The table includes unexercised option awards and unvested restricted stock awards. The option exercise prices shown below are the closing market price of our common stock on the NYSE on the grant date.
All stock options disclosed in the following table vest ratably in three equal annual installments beginning one year from the grant date. All restricted stock grants disclosed in the following table vest ratably in four equal annual installments beginning one year from the grant date, except a portion of Mr. Vernerey’s restricted stock award (2,414 shares) was designated as a sign-on bonus and vest one year from the grant date.

Named executive officers were granted discretionary equity awards for fiscal 2018; however, because these awards were granted after the end of the fiscal year, they do not appear in the table. See “Compensation Discussion and Analysis–Elements of Executive Compensation–Fiscal 2018 Equity Incentive Awards” for a description of the fiscal 2018 awards that were granted on October 24, 2018.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Under- lying Unexer- cised Options (#) Exercis- able	Number of Securities Underlying Unexercised Options (#) Unexercis- able	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Vernon J. Nagel	10/23/12	44,800	—	62.54	10/23/22	10/27/14	3,933	601,120
	10/24/13	31,036	—	103.74	10/24/23	10/26/15	8,021	1,225,930
	10/27/14	28,500	—	135.63	10/27/24	10/24/16	10,428	1,593,816
	10/26/15	21,032	10,516	207.80	10/26/25	10/25/17	8,526	1,303,114
	10/24/16	9,677	19,354	239.76	10/24/26
	10/25/17	—	15,922	156.39	10/25/27
Richard K. Reece	10/23/12	14,930	—	62.54	10/23/22	10/27/14	1,721	263,038
	10/24/13	9,700	—	103.74	10/24/23	06/01/15	4,933	753,960
	10/27/14	12,468	—	135.63	10/27/24	10/26/15	2,407	367,886
	10/26/15	6,309	3,155	207.80	10/26/25	10/24/16	5,214	796,908
	10/24/16	4,839	9,678	239.76	10/24/26	10/25/17	4,263	651,557
	10/25/17	—	7,961	156.39	10/25/27
Laurent J. Vernerey						11/01/17	12,069	1,844,626
Mark A. Black(2)	10/26/15	3,154	—	207.80	04/30/23
	10/24/16	4,839	—	239.76	04/30/23

 _______________

(1)
The market value is calculated as the product of (a) $152.84 per share, the closing market price of our common stock on the NYSE on August 31, 2018, the last trading day of the fiscal year, multiplied by (b) the number of shares that have not vested.

(2)
Mr. Black retired from the Company on April 30, 2018. According to the provisions of his award agreements, all unvested restricted shares and unvested stock options were forfeited as of that date; vested stock options will remain exercisable for the lesser of five years from his retirement date or the expiration of the stock option.

Option Exercises and Stock Vested in Fiscal 2018
The following table provides information for the named executive officers on the number of shares acquired upon the exercise of stock options, the vesting of restricted stock awards and the value realized during fiscal 2018, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Vernon J. Nagel	—	—	16,561	2,632,822
Richard K. Reece	—	—	11,202	1,581,495
Laurent J. Vernerey	—	—	—	—
Mark A. Black	4,156	106,787	10,269	1,544,530
 _______________

(1)	The value realized is the difference between the closing market price on the date of exercise and the exercise price, multiplied by the number of options exercised.

(2)	The value realized is the closing market price on the day the stock awards vest, multiplied by the total number of shares vesting.

Pension Benefits in Fiscal 2018
The table below sets forth information on the 2002 Supplemental Executive Retirement Plan (“SERP”) and pension benefits for named executive officers under the SERP.
The SERP is an unfunded, nonqualified retirement benefit plan that is offered to executive officers of the Company to provide retirement benefits above amounts available under the Company’s tax-qualified defined contribution plans.
Benefits payable under the SERP are paid for 180 months commencing on the executive’s normal retirement date, which is defined as retirement at age 60. Benefits are comprised of two separate benefit amounts: (a) the first monthly amount (“original monthly benefit”) is equal to 2.8% (“monthly benefit factor”) of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12; and the second monthly amount (“incremental monthly benefit”) is equal to 1.4% (“incremental monthly benefit factor”) of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12. Average annual compensation is defined as the average of the executive’s salary and annual cash incentive payment for the three highest consecutive calendar years during the participant’s service with the Company. An executive is credited with one year of service for each plan year in which the executive serves as an executive officer of the Company on a full time basis. Total years of credited service cannot exceed ten years, although compensation earned after completing ten years of credited service may be counted for purposes of determining the executive’s average annual compensation and accrued benefit under the SERP. A reduced retirement benefit can commence between ages 55 and 60. We do not have a policy for granting extra years of credited service under the SERP, except in connection with a change in control as provided in an executive’s change in control agreement. Participants vest in their plan benefit after three years of credited service.
The SERP was amended and restated effective as of June 26, 2015 to incorporate the aforementioned incremental monthly benefit for participants who were actively employed by the Company on June 26, 2015 (or who first become a participant on or after June 26, 2015) as well as the following provisions:

•	Participants may elect to receive the actuarial equivalent of the total incremental monthly benefits in the form of a lump sum cash payment.

•
The definition of actuarial equivalent (with respect to accrued benefits other than the participant’s vested accrued benefit as of December 31, 2004) was changed. Prior to the amendment, the definition of actuarial equivalent used an interest rate equal to the lesser of 7% per annum or the yield on 10-Year U.S. Treasury Bonds plus 1.5%; after the amendment, an interest rate equal to the lesser of 2.5% per annum or the yield on 10-Year U.S. Treasury Bonds will be used.

•
Upon the occurrence of a Section 409A change in control event (as defined in the SERP), the SERP shall be terminated consistent with the requirements of Treasury Regulation section 1.409A-3(j)(4)(ix)(B), and the Company shall, within five (5) days of such an event, pay to each participant a lump sum cash payment equal to the lump sum actuarial equivalent of the participant’s accrued benefit as of such date.

•
If any action at law or in equity is necessary for a participant to enforce or interpret the terms of the SERP, the Company shall promptly pay the participant’s reasonable attorneys’ fees and other reasonable expenses incurred with respect to such action.

The SERP was also amended effective July 12, 2018 to allow for distributions from the plan in the event of a severe financial hardship by participants.
The amounts reported in the table below equal the present value of the accumulated benefit in the SERP at August 31, 2018 for the named executive officers. The assumptions used to calculate the present value of the accumulated benefit are described in the footnotes to the table.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Vernon J. Nagel	10	20,724,847	—
Richard K. Reece	10	9,295,502	—
Laurent J. Vernerey	<1	337,638	—
Mark A. Black	10	9,278,809	—	(2)
 _______________

(1)
The accumulated benefit in the SERP is based on service and earnings (base salary and bonus, as described above) considered by the SERP for the period through August 31, 2018. The present value has been calculated assuming the benefit is payable commencing at a retirement of age 65, except for Mr. Black whose present value was calculated based on an initial distribution date of November 1, 2018. The discount rate assumed in the calculation is 3.90% compared with 3.45% in the prior year.

(2)
The SERP payment of $3,413,650 that was owed to Mr. Black for the period beginning May 1, 2018 through August 31, 2018 was paid on November 1, 2018 in accordance with the delayed payment requirements of Section 409A.

Fiscal 2018 Nonqualified Deferred Compensation
The table below provides information on nonqualified deferred compensation in fiscal 2018 under the plans described below. Mr. Vernerey is the only named executive officer that deferred income during fiscal 2018.
2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan. The 2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2005 SDSP”) is an unfunded nonqualified plan under which key employees, including the named executive officers that are eligible to participate in the SERP, are able to annually defer up to 50% of salary and annual cash incentive payment as cash units. The 2005 SDSP replaced the 2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2001 SDSP”) and is designed to comply with certain tax law requirements, including Section 409A of the Internal Revenue Code (“Section 409A”).
Deferred cash units earn interest income on the daily outstanding balance in the account based on the prime rate. Interest is credited monthly and is compounded annually. Contributions made in or after 2005 may be paid in a lump sum or up to 10 annual installments at the executive’s election. The executive may direct that his deferrals and related earnings be credited to accounts to be distributed during his employment (in-service accounts) and/or to a retirement account. In-service accounts may be distributed in a lump sum or up to ten annual installments no earlier than two years following the last deferral to the account. The executive may change the form of distribution twice during the period up to one year prior to termination or retirement, with the new distribution being delayed at least an additional five years in accordance with Section 409A.
Mr. Nagel received immediately vested annual company contributions to the 2005 SDSP in replacement of benefits lost when a prior senior executive retirement plan (“prior SERP”) was frozen. Amounts to be received by Mr. Nagel were determined at the time the prior SERP was frozen and continue until December 2017, the year in which Mr. Nagel attains age 60. Messrs. Nagel, Reece, Vernerey and Black are not eligible for the company contributions to the plan received by other participants due to their participation in the SERP. Company contribution accounts may be distributed in a lump sum or up to ten annual installments upon termination of employment. The executive may change the form of distribution twice during the period up to one year prior to termination of employment, with the new distribution being delayed at least an additional five years in accordance with Section 409A.
2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan. The 2001 SDSP covers the same general group of eligible employees and operates in a similar manner to the 2005 SDSP, except that it encompasses executive and Company contributions that were vested as of December 31, 2004 and, therefore, are not subject to the provisions of Section 409A. Executive deferrals may be distributed in a lump sum or up to ten annual installments beginning no sooner than five years following the calendar year of deferral. Company contributions are distributed at or following termination in a lump sum or installments at the employee’s election, which must be in place twenty-four months prior to termination. Prior to 2005, Mr. Nagel received immediately vested annual company contributions to the 2001 SDSP in replacement of benefits lost when the prior SERP was frozen.
The table below provides information on the nonqualified deferred compensation of the named executive officers in fiscal 2018. Messrs. Reece and Black did not participate in the plans.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Vernon J. Nagel	2005 SDSP	—	49,701	26,325	—	613,874
	2001 SDSP	—	—	4,123	—	93,667
Richard K. Reece	NA	NA	NA	NA	NA	NA
Laurent J. Vernerey	2005 SDSP	95,000	—	1,358	—	96,358
Mark A. Black	NA	NA	NA	NA	NA	NA
 _______________

(1)
Amount shown in this column reflects an immediately vested annual contribution to the deferred compensation plan for Mr. Nagel in replacement of benefits lost when the prior SERP was frozen. The amount is also reported in the “All Other Compensation” column in the Fiscal 2018 Summary Compensation Table. Company contributions and related earnings become vested in accordance with the terms of the plan or upon a change in control.

(2)	None of the earnings in fiscal 2018 were considered above-market earnings, as defined by the SEC.

Employment Arrangements
At the time we first hire an employee, we generally provide the employee with a letter outlining the effective date of his or her employment, the basic compensation arrangements for the employee’s at-will employment, any benefits to which the employee is entitled, and whether the employee is entitled to participate in any severance or change in control benefits. We do not have employment contracts with any of our employees, including our named executive officers.
Pursuant to our fiscal 2018 employment arrangements with Mr. Nagel, he receives an annual salary of $600,000 and is entitled to an annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and an equity incentive opportunity as a percentage of base salary under the EIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the SERP, participate in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Nagel is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.
Pursuant to our fiscal 2018 employment arrangements with Mr. Reece, he receives an annual salary of $475,000 (effective as of November 1, 2017) and is entitled to an annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and an equity incentive opportunity as a percentage of base salary under the EIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the SERP, participate in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Reece is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination.”
Pursuant to our fiscal 2018 employment arrangements with Mr. Vernerey, he receives an annual salary of $475,000 (effective as of November 1, 2017, his date of employment) and is entitled to an annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and an equity incentive opportunity as a percentage of base salary under the EIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the SERP, participate in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Vernerey is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination.”
Pursuant to our fiscal 2018 employment arrangements with Mr. Black prior to his retirement on April 30, 2018, he received an annual salary of $455,000 (effective as of November 1, 2015), which was reduced $120,000 (effective January 1, 2018). He was not entitled to an annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan or an equity incentive opportunity as a percentage of base salary under the EIP. He was entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the SERP, participate in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Black was a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination.” In connection with Mr. Black’s retirement, we also entered into a General Release Agreement, which is described under “Separation Payments.”
Potential Payments upon Termination
We have entered into severance agreements and change in control agreements with our named executive officers. The material terms of these agreements are described below.
Severance Agreements
The severance agreements for the named executive officers provide benefits to the executive in the event the executive’s employment is involuntarily terminated by us without cause.
Mr. Nagel’s agreement will also provide benefits if he terminates his employment at any time for good reason and each of the agreements for Messrs. Reece, Vernerey, and Black will provide benefits if they terminate their employment for good reason after a change in control (as each such term is defined in the severance agreement).
Under the severance agreements for Messrs. Nagel, Reece and Black, a good reason for termination by an executive of his employment with us means the occurrence of any of the following acts by us which is not corrected within 30 days after written notice is given to us by the executive:

•	an adverse change in the executive’s title or position which represents a demotion;

•
requiring the executive to be based more than 50 miles from the primary workplace where the executive is currently based, subject to certain exceptions for ‘reasonable travel’ as per the specific agreements;

•
a reduction in base salary and target bonus opportunity (not the bonus actually earned) below the level in the employment letter for Mr. Nagel and below the level in effect immediately prior to the change in control for Mr. Reece, unless such reduction is consistent with reductions being made at the same time for other of our officers in comparable positions;

•
a material reduction in the aggregate benefits provided to the executive by us under employee benefits plans, except in connection with a reduction in benefits which is consistent with reductions being made at the same time for other of our officers in comparable positions;

•	an insolvency or bankruptcy filing by us; or

•	a material breach by us of the severance agreement.
Under the severance agreement for Mr. Vernerey, a good reason for termination of his employment with us means the occurrence of any of the following acts by us which is not corrected within 30 days after written notice is given to us by Mr. Vernerey:

•	a material diminution in authority, duties or responsibilities, which, in executive’s judgment, represents an adverse change in status, title, position or responsibilities;

•	a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;

•	requiring the executive to be based more than 50 miles from the primary workplace where executive is currently based, except for reasonably required business travel; or

•	a material breach by us of the severance agreement.
Under the severance agreements, the involuntary termination of an executive by the Company for cause, which results in the termination of the severance agreement and for which no benefits would be payable, occurs for the following reasons:

•	termination is the result of an act or acts by the executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

•
termination is the result of an act or acts by the executive which are in the good faith judgment of the Company to be in violation of law or of written policies of the Company and which result in material injury to the Company;

•
termination is the result of an act or acts of dishonesty by the executive resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of the Company; or

•	the continued failure by the executive substantially to perform the duties reasonably assigned to him, after a demand in writing for substantial performance of such duties is delivered by the Company.
The severance agreements provide for the following compensation and benefits in the event of involuntary termination by the Company without cause or if terminated by executive for good reason (each as defined above):

•	monthly severance payments for the severance period in an amount equal to the executive’s then current base salary rate;

•	continuation of health care and life insurance coverage for the severance period;

•	outplacement services not to exceed 10% of base salary;

•	a cash payment based on a predefined percentage of base salary, calculated on a pro rata basis;

•	accelerated vesting of any performance-based restricted stock for which performance targets have been achieved;

•
additional benefits, at the discretion of the Compensation Committee, including without limitation, additional retirement benefits and acceleration of equity incentive awards, if the executive is terminated prior to age 65 and suffers a diminution of projected benefits; and

•	for Mr. Vernerey, an amount equal to his accrued but unused vacation.
The severance agreements also provide that the Company will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his rights under the severance agreements.
The severance agreement for Mr. Nagel also provides for:

•	continued vesting during the severance period of unvested stock options;

•	exercisability of vested stock options and stock options that vest during the severance period for the shorter of the remaining exercise term or the length of the severance period;

•	accelerated vesting during the severance period of restricted stock that is not performance-based on a monthly pro rata basis determined from the date of grant to the end of the severance period;

•	continued vesting during the severance period of performance-based restricted stock for which performance targets are achieved and vesting begins during the severance period; and

•	continued accrual during the severance period of credited service under the SERP.
The severance agreement contains restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The severance agreements for Messrs. Nagel, Reece and Black are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control. Mr. Vernerey’s severance agreement is effective until terminated in accordance with the provisions of the agreement, except during a Covered Period, which includes the six months prior to a change in control event and continues for two years following a change in control.
On October 25, 2017, we amended the severance agreement for Mr. Reece to adjust the multiplier used in the severance payout formula for calculating the payment of a cash amount equal to the executive’s gross salary multiplied by a specified percentage to match the individual incentive targets approved by the Compensation Committee under the Annual Cash Incentive Plan.
Change in Control Agreements
It is intended that change in control agreements will provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control of the Company in order that they may devote their energies to meeting the business objectives and needs of the Company and its stockholders.
The change in control agreements for Messrs. Nagel Reece and Black are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party. However, the term of the change in control agreements will not expire during a threatened change in control period (as defined in the change in control agreements) or prior to the expiration of 24 months following a change in control. Mr. Vernerey’s change in control agreement is effective until terminated in accordance with the provisions of the agreement, except during a covered period, which includes the six months prior to a change in control event and continues for two years following a change in control.
The change in control agreements provide two types of potential benefits to executives:

1.
Upon a change in control, all restrictions on any outstanding incentive awards will lapse and the awards will immediately become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and we may be required to immediately purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

2.
If the employment of the named executive officer is terminated within 24 months following a change in control or in certain other instances in connection with a change in control either by us other than for cause or disability or by the officer for good reason (as each term is defined in the change in control agreement), the officer will be entitled to receive:

•	a pro rata bonus for the year of termination;

•
a lump sum cash payment equal to a multiple of the sum of his base salary and annual cash incentive payment (in each case at least equal to his base salary and bonus prior to a change in control), subject to certain adjustments;

•	continuation of life insurance, disability, medical, dental, and hospitalization benefits for the specified term;

•
a cash payment representing additional months participation in our qualified or nonqualified deferred compensation plans (36 months for Mr. Nagel and 30 months for Messrs. Reece, Vernerey and Black); and

•	a cash payment equal to the lump sum actuarial equivalent of the accrued benefit under the SERP as of the date of termination of employment, whether or not the accrued benefit has vested.
The change in control agreements for Messrs. Nagel, Reece and Black provide that the Company will make an additional “gross-up payment” to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code on any payment made to a named executive officer arising out of or in connection with his employment. The change in control agreement for Mr. Vernerey provides that if the payments to be made under the change in control agreement would be subject to excise tax, (a) the net benefit after excise payments will be compared to (b) the net benefit if covered payments are limited to the extent necessary to avoid excise payments. If the net amount payable in (a) is less than that payable under (b), then the payment will be reduced in a manner that maximizes Mr. Vernerey’s economic position.
In addition, the Company will pay all legal fees and related expenses incurred by the officer arising out of any disputes related to his termination of employment or claims under the change in control agreement if, in general, the circumstances for which he has retained legal counsel occurred on or after a change in control.
For purposes of the change in control agreement, a change in control is defined as:

•	the acquisition of 20% (for Mr. Vernerey, 30%) or more of the combined voting power of our then outstanding voting securities;

•
a change in more than one-third of the members of our Board of Directors (for Mr. Vernerey, 50% of the members of the Board of Directors) who were either members as of the distribution date or were nominated or elected by a vote of two-thirds of those members or members so approved;

•
consummation of a merger or consolidation through which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation; or

•	consummation of a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets; or

•
for Mr. Vernerey, the approval by stockholders of the sale of all or substantially all of the assets of the Company or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any of the events described in the prior two bullets.

Under the change in control agreements, a termination for cause is a termination evidenced by a resolution adopted by two-thirds of the Board that the executive:

•
intentionally and continually failed to substantially perform his duties, which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive specifying the manner in which the executive has failed to substantially perform; or

•	intentionally engaged in conduct which is demonstrably and materially injurious to us, monetarily or otherwise.
The executive will not be terminated for cause until he has received a copy of a written notice setting forth the misconduct described above and until he has been given an opportunity to be heard by the Board.
Under the change in control agreements, disability has the meaning ascribed to such term in our long-term disability plan or policy covering the executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code.
Under the change in control agreements for Messrs. Nagel, Reece and Black, good reason means the occurrence of any of the following events or conditions in connection with a change in control:

•
any change in the executive’s status, title, position or responsibilities which, in the executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior; the assignment to the executive of any duties or responsibilities which, in the executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability, cause, as a result of his death or by the executive other than for good reason;

•	a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;

•
a failure to increase the executive’s base salary at least annually at a percentage of base salary no less than the average percentage increases (other than increases resulting from the executive’s promotion) granted to the executive during the three full years ended prior to a change in control (or such lesser number of full years during which the executive was employed);

•
requiring the executive to be based more than 50 miles from the primary workplace where the executive is based immediately prior to the change in control except for reasonably required travel on business which is not greater than such travel requirements prior to the change in control;

•
the failure by us (1) to continue in effect any compensation or employee benefit plan in which the executive was participating immediately prior to the change in control or (2) to provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other compensation or employee benefit plan, program and practice as in effect immediately prior to the change in control;

•	the insolvency or the filing of a petition for bankruptcy by us;

•	the failure by us to obtain an agreement from a successor to assume and agree to perform the agreement; and

•	a purported termination of executive’s employment for cause that does not follow the procedures of the change in control agreement or other material breach of the agreement.
Under the change in control agreement for Mr. Vernerey, good reason means the occurrence of any of the following events or conditions in connection with a change in control:

•	a material diminution in authority, duties or responsibilities, which, in executive’s judgment, represents an adverse change in status, title, position or responsibilities;

•	a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;

•	requiring the executive to be based more than 50 miles from the primary workplace where executive is currently based, except for reasonably required business travel; or

•	a material breach by us of the severance agreement.

Separation Payments
Mr. Black retired from the Company on April 30, 2018. In connection with his retirement, on May 24, 2018, the Company and Mr. Black entered into a General Release Agreement (the “Release Agreement”). Pursuant to the Release Agreement, the Company paid Mr. Black a lump sum of $543,715 in lieu of restricted stock previously awarded to Mr. Black that otherwise would have vested on June 1, 2018 and any other amounts for compensation that may otherwise have been payable to Mr. Black as a result of his employment with the Company (other than amounts related to future benefits payable to Mr. Black under the SERP) in consideration for Mr. Black’s agreement to the terms of the restrictive covenants in his severance agreement (as described above) and compliance with other terms of the release. The amount paid to Mr. Black under the Release Agreement is set forth below in “Potential Payments Upon Termination Table.”
Other Possible Payments upon Death, Disability, and Retirement
The following describes possible payments upon a named executive officer’s death, disability or retirement in accordance with the terms of the relevant plans.
Death/Disability

•	Stock options become fully vested and are exercisable to the earlier of the expiration date or one year after the event. Restricted shares become fully vested and are immediately payable.

•	Company contributions in Deferred Compensation Plans including the 401(k) and SDSP vest and are payable upon death or total and permanent disability.
Retirement

•	Vested options are exercisable to the earlier of the expiration date or five years after retirement.
Potential Payments Upon Termination Table
The table below sets forth potential benefits that for the named executive officers would be entitled to receive upon termination of employment in each termination situation. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the named executive officer’s employment had terminated at August 31, 2018. Values for the accelerated vesting of stock option and restricted stock grants are based on the closing price of our common stock of $152.84 on the NYSE on August 31, 2018, the last trading day of the fiscal year.

The table does not include amounts that the executives would be entitled to receive that are already described in the compensation tables, including the value of equity awards that are already vested, amounts payable under defined benefit pension plans and amounts previously deferred into the deferred compensation plans.

Name	Severance Amount ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock ($)(2)	Benefit Continuation ($)(3)(4)	Estimated Tax Gross-Up ($)(5)(6)	Total ($)
Vernon J. Nagel
Change-in-Control	6,800,000	—	4,723,979	85,165	—	11,609,144
Involuntary	2,400,000	—	4,723,979	96,977	NA	7,220,956
Voluntary (Good Reason)	2,400,000	—	4,723,979	96,977	NA	7,220,956
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death / Disability	NA	—	4,723,979	NA	NA	4,723,979
Richard K. Reece
Change-in-Control	3,479,167	—	2,181,754	61,065	—	5,721,986
Involuntary	1,306,250	NA	1,427,832	69,289	NA	2,803,371
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death / Disability	NA	—	2,181,754	NA	NA	2,181,754
Laurent J. Vernerey
Change-in-Control	3,062,500	—	1,844,627	32,355	NA	4,939,482
Involuntary	1,306,250	NA	—	52,063	NA	1,358,313
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death / Disability	NA	—	1,844,627	NA	NA	1,844,627
Mark A. Black (7)
Voluntary/Retirement	543,715	NA	NA	NA	NA	543,715
 _______________

(1)
For benefits related to a change-in-control, this represents a multiple of salary and the highest of current year bonus, prior year bonus, or average of bonus for last three years. For benefits related to a severance agreement, this represents salary for the severance period plus a cash payment based on a predefined percentage of base salary.

(2)
The value realized on unvested equity awards represents the difference between the fair market value of unvested awards at August 31, 2018, using our closing price of $152.84 on August 31, 2018 (less the exercise price of unvested options). No payment is made for unvested options where the exercise price is greater than our closing price on August 31, 2018.

(3)
Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in change-in-control agreements, including the present value of additional credited service or annual Company contributions in the referenced plans equal to the number of months associated with the multiple and unvested Company contributions in deferred compensation plans that vest upon a change in control, as follows:

Name	Health and Welfare Benefits ($)	Outplacement Services ($)	Additional Company Contributions (CIC) ($)	Unvested Company Contributions (CIC) ($)
Vernon J. Nagel	55,465	—	—	—
Richard K. Reece	36,315	—	—	—
Laurent J. Vernerey	7,605	—	—	—

(4)
Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in severance agreements including the present value of additional credited service or annual Company contributions in the referenced plans equal to the number of months associated with the multiple, as follows:

Name	Health and Welfare Benefits ($)	Outplacement Services ($)	Additional Company Contributions (Severance) ($)
Vernon J. Nagel	36,977	60,000	—
Richard K. Reece	21,789	47,500	—
Laurent J. Vernerey	4,563	47,500	—

(5)
An excise tax gross-up is applicable to the Messrs. Nagel and Reece in the event of a change in control. The excise tax gross-up is calculated assuming the excise tax rate of 20% of the excess of the value of the change in control payments over the executive’s average W-2 earnings for the last five calendar years. The excise tax gross-up is only applicable if the sum of all payments equals or exceeds three times the executive’s average W-2 earnings for the past five calendar years. Further, the excise tax gross-up is based on an assumed effective aggregate tax rate of 39.6% for the executive, and assumes no value is assigned to the non-compete and other restrictive covenants that may apply to the executive. Upon a change in control and termination of the executive’s employment, we expect to assign a portion of the amount paid to the executive as value for the restrictive covenants, which would decrease the total parachute payments and the amount of the excise tax gross-up.

(6)
The change in control agreement for Mr. Vernerey provides that if the payments to be made under the change in control agreement would be subject to excise tax, (a) the net benefit after excise payments will be compared to (b) the net benefit if covered payments are limited to the extent necessary to avoid excise payments. If the net amount payable in (a) is less than that payable under (b), then the payment will be reduced in a manner that maximizes Mr. Vernerey’s economic position.

(7)	Information shown represents amounts paid to Mr. Black pursuant to the Release Agreement as described above under “Separation Payments.”

CEO Pay Ratio
Beginning with this Annual Meeting and annually thereafter, we are required to disclose the annual total compensation of our median employee (excluding the CEO), the annual total compensation of our CEO, Mr. Nagel, and the ratio of the annual total compensation of our CEO to that of our median employee. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to our pay ratio as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Moreover, there are a number of factors which make a meaningful comparison of pay ratios difficult, such as industry-specific pay differentials, the geographic location of employee populations and a company's manufacturing strategy (e.g., outsourcing versus insourcing).
As of August 31, 2018, the Company had 12,902 employees, of which 4,200 (32.6%) were employed in the United States, 8,213 (63.7%) were employed in Mexico, and 489 (3.7%) were employed in other international locations, including Europe, Canada, and the Asia/Pacific region.
The following pay ratio disclosure is the Company’s reasonable, good faith estimate calculated in accordance with the requirements of Item 402(u) of Regulation S-K and Section 954(b) of the Dodd-Frank Act.
Identification of Median Employee
We identified our median employee using a multi-step process, as follows:

•
We reviewed the total headcount as of August 31, 2018, the measurement date, in each of the jurisdictions in which we conduct business and determined pursuant to the de minimis exemption rule that we could exclude approximately 489 employees in international locations other than Mexico, which represents less than 5% of our employee population. The excluded employees are located in each of following jurisdictions: Canada (219), United Kingdom (115), France (70), Netherlands (68), China (12), Germany (3), Italy (1) and Sweden (1). We included all full and part-time employees and excluded our CEO, independent contractors, and leased workers.

•	We therefore included 12,413 employees of our 12,902 total employee population, or 96.3%, as of the measurement date in our analysis.

•
We then calculated the total cash compensation for the 12-months prior to the measurement date for all individuals who were employed on the measurement date. We converted non-U.S. employee total cash compensation to U.S. dollars using the rate used in the preparation of the Company’s financial statements as of August 31, 2018, which is the fiscal year average. We believe the use of total cash compensation is an appropriate consistently applied compensation measure for purposes of this analysis.

•	Using this annual cash compensation data, we identified the median employee.

•
Once the median employee was identified, the total annual compensation for that median employee was determined in the same manner as the “Total Compensation” shown for Mr. Nagel in the Summary Compensation Table.

Fiscal 2018 CEO Pay Ratio

	Fiscal 2018 Total Compensation* ($)	Pay Ratio
Mr. Nagel	2,456,355	305:1
Median Employee	8,052

* Annual total compensation, as calculated in accordance with Item 402 of Regulation S-K.

ITEM 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE
OFFICER COMPENSATION
As required by Section 14A of the Exchange Act, stockholders have the opportunity to vote, on an advisory basis, to approve the compensation of our named executive officers. This vote is often referred to as “say on pay.” Stockholders are being asked to vote on the following resolution:
“Resolved, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the compensation discussion and analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”
As described in detail in this proxy statement under “Compensation Discussion and Analysis,” our compensation programs are designed to:

•	Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;

•	Provide rewards to executives who create value for stockholders;

•	Align the interest of executives with those of stockholders;

•	Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and

•	Provide a framework for the fair and consistent administration of pay policies.
We believe that our compensation program, with its balance of base salary, annual cash incentives and equity incentive awards, rewards sustained performance that is aligned with long-term stockholder interests and our “pay for performance” culture. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures contained in this proxy statement.
Although this vote is non-binding, the Compensation Committee will to take into account the outcome of the vote when considering future executive compensation decisions. To the extent there is any significant negative vote, we will consult directly with our stockholders to better understand the concerns that influenced the vote.
At our annual meeting for fiscal year 2017, stockholders voted on the frequency of future “say on pay” advisory votes. Based on the outcome of that vote, we are holding annual “say on pay” advisory votes.
The Board of Directors recommends that you vote FOR the approval of named executive officer compensation.

EQUITY COMPENSATION PLANS
The following table provides information as of August 31, 2018 about equity awards under our equity compensation plans. The table does not include 1,030,873 shares available for purchase under the Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding those Currently Outstanding)
Equity compensation plans approved by the security holders (1)	507,450	(2)	$154.69	(3)	1,918,568	(4)
Equity compensation plans not approved by the security holders	N/A		N/A		N/A
Total	507,450				1,918,568
 _______________

(1)
Includes the Amended and Restated 2012 Plan that was approved by our stockholders in January 2018, the 2006 Nonemployee Directors’ Deferred Compensation Plan (the “2006 NEDC”) that was approved by our sole stockholder in November 2001, and the 2011 Nonemployee Director’s Deferred Compensation Plan (the “2011 NEDC”) that was approved by our stockholders in January 2012.

(2)	Includes 342,605 stock options, 34,212 restricted stock units and 130,633 deferred stock units.

(3)	Represents weighted-average exercise price of stock options outstanding noted above in footnote 2.

(4)
Represents the number of shares available for future issuance under stockholder approved equity compensation plans, including, 1,639,653 shares available for grant without further stockholder approval under the Amended and Restated 2012 Plan and 278,915 shares available for issuance without further stockholder approval under the 2011 NEDC. No further awards may be granted under the 2006 NEDC.

OTHER MATTERS
We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS AND
DIRECTOR NOMINATIONS

Proposals to Be Included in Next Year’s Proxy Statement
If you wish to have a proposal considered for inclusion in our proxy solicitation materials in connection with the 2019 Annual Meeting (expected to be held in January 2020) pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”), the proposal must comply with the SEC’s proxy rules, be stated in writing, and be submitted on or before July 22, 2019 (120 days prior to the first anniversary of the mailing of this Proxy Statement).
All such proposals should be sent by certified mail, return receipt requested.
Other Stockholder Proposals and Nominations
Article I, Section 1 of our By-Laws establishes an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting and who has complied with our notice procedures.
Assuming that our 2019 Annual Meeting is held within 30 days before or after the anniversary of our 2018 Annual Meeting (January 4, 2019), a stockholder’s notice of intention to introduce a nomination or to propose an item of business at our 2019 Annual Meeting must be delivered to our Corporate Secretary at our principal executive offices not less than 90 or more than

120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, or between September 6, 2019 and October 6, 2019.
Proxy Access Nominations
Article I, Section 9 of our By-Laws establishes procedures for nominations by eligible stockholders of candidates for election as directors at an annual meeting and to have those nominees included in our proxy materials. Assuming that our 2019 Annual Meeting is held within 30 days before or after the anniversary of our 2018 Annual Meeting, a stockholder’s notice of intention to make a proxy access nomination must be delivered to our Corporate Secretary at our principal executive offices not less than 120 or more than 150 days prior to the anniversary of the date on which we first mailed the proxy materials for our 2018 Annual Meeting (November 19, 2018), or between June 22, 2019 and July 22, 2019. All nominating stockholders and stockholder nominees must comply with the provisions of our By-Laws.
Householding
We have adopted a procedure approved by the SEC called “householding” under which multiple stockholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the proxy materials, including our Annual Report on Form 10-K, or one Notice of Internet Availability of Proxy Materials unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and continue to receive multiple copies of the proxy materials, including our Annual Report on Form 10-K, or the Notice of Internet Availability of Proxy Materials at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us in writing or by telephone at: Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309, (404) 853-1400, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials, including our Annual Report on Form 10-K, or the Notice of Internet Availability of Proxy Materials by notifying us in writing or by telephone at the same address or telephone number.
General Information
All notices for stockholder proposals and nominations made pursuant to our By-Laws must comply with the applicable provisions of our By-Laws. The preceding are summaries of the applicable provisions of our By-Laws and are qualified in its entirety by reference to those By-Laws, which are available on our website at www.acuitybrands.com under “Corporate Governance.”
Notices must be in writing and sent to us at our principal executive offices at 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309, Attention: Corporate Secretary.

By order of the Board of Directors,
C. DAN SMITH
Senior Vice President, Treasurer and Secretary

1170 Peachtree Street, NE
Suite 2300
Atlanta, Georgia 30309-7676
404-853-1400
www.acuitybrands.com

AcuityBrands

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on January 3, 2019 for shares held directly and by 11:59 P.M. ET on January 1, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on January 3, 2019 for shares held directly and by 11:59 P.M. ET on January 1, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Acuity Brands, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Acuity Brands, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E52411-P14301

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACUITY BRANDS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3.

Nominees:	For	Against	Abstain
1a. Peter C. Browning	☐	☐	☐
1b. G. Douglas Dillard, Jr.	☐	☐	☐
1c. James H. Hance, Jr.	☐	☐	☐
1d. Vernon J. Nagel	☐	☐	☐
1e. Julia B. North	☐	☐	☐
1f. Ray M. Robinson	☐	☐	☐
1g. Mary A. Winston	☐	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of EY as the independent registered public accounting firm.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, the proxy will be voted FOR Items 1, 2 and 3.** If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E52412-P14301

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS JANUARY 4, 2019

The stockholder(s) hereby appoint(s) Vernon J. Nagel and Richard K. Reece, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Acuity Brands, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 am, Eastern Time on January 4, 2019, at the Four Seasons Hotel, 75 Fourteenth Street, Atlanta, Georgia 30309, and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SEVEN NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR ITEMS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE